                                                                    Exhibit 99.7

                                                                  CONFORMED COPY



                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF JANUARY 7, 1996

                                  BY AND AMONG

                               LORAL CORPORATION,

                          LOCKHEED MARTIN CORPORATION

                                      AND

                          LAC ACQUISITION CORPORATION

                                   ARTICLE I

                                   THE OFFER

 Section 1.1.  The Offer.................................................    2
 Section 1.2.  Company Actions...........................................    3
 Section 1.3.  Stockholder Lists.........................................    3
 Section 1.4.  Composition of the Board of Directors; Section 14(f)......    3

                                   ARTICLE II

                                   THE MERGER

 Section 2.1.  The Merger................................................    3
 Section 2.2.  Effective Time............................................    4
 Section 2.3.  Effects of the Merger.....................................    4
 Section 2.4.  Certificate of Incorporation and By-Laws..................    4
 Section 2.5.  Directors.................................................    4
 Section 2.6.  Officers..................................................    4
 Section 2.7.  Conversion of Shares......................................    4
 Section 2.8.  Reserved..................................................    4
 Section 2.9.  Conversion of Purchaser's Common Stock....................    4
 Section 2.10.  Stock Options and Stock Awards...........................    4
 Section 2.11. Stockholders' Meeting.....................................    5
 Section 2.12. Filing of Certificate of Merger...........................    6

                                  ARTICLE III

                     DISSENTING SHARES; EXCHANGE OF SHARES

 Section 3.1.  Dissenting Shares.........................................    6
 Section 3.2.  Exchange of Shares........................................    6

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 Section 4.1.  Organization..............................................    7
 Section 4.2.  Capitalization............................................    7
 Section 4.3.  Authority Relative to this Agreement......................    8
 Section 4.4.  Consents and Approvals; No Violations.....................    8
 Section 4.5.  Absence of Certain Changes................................    9
 Section 4.6.  No Undisclosed Liabilities................................    9
 Section 4.7.  Reports...................................................    9
               Schedule 14D-9; Offer Documents; Form 10; Information
 Section 4.8.  Statement.................................................   10
 Section 4.9.  No Default................................................   10
 Section 4.10. Litigation; Compliance with Law...........................   11
 Section 4.11. Employee Benefit Plans; ERISA.............................   11

 Section 4.12. Assets; Intellectual Property...............................   12
 Section 4.13. Reserved....................................................   12
 Section 4.14. Reserved....................................................   12
 Section 4.15. Certain Contracts and Arrangements..........................   12
 Section 4.16. Taxes.......................................................   12
 Section 4.17. Retained Business FCC Licenses..............................   14
 Section 4.18. Labor Matter................................................   14
 Section 4.19. Rights Agreement............................................   14
 Section 4.20. Certain Fees................................................   14
 Section 4.21. No Additional Approvals Necessary...........................   14
 Section 4.22. Materiality.................................................   14

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

 Section 5.1.  Organization................................................   14
 Section 5.2.  Authority Relative to this Agreement........................   15
 Section 5.3.  Consents and Approvals; No Violations.......................   15
 Section 5.4.  Information Statement; Schedule 14D-9.......................   15
 Section 5.5.  Sufficient Funds............................................   16
 Section 5.6.  Brokers.....................................................   16

                                   ARTICLE VI

                                   COVENANTS

 Section 6.1.  Conduct of Business of the Company..........................   16
 Section 6.2.  Acquisition Proposals.......................................   18
 Section 6.3.  Access to Information.......................................   19
 Section 6.4.  Reasonable Efforts..........................................   19
 Section 6.5.  Consents....................................................   20
 Section 6.6.  Antitrust Filings...........................................   20
 Section 6.7.  Public Announcements........................................   21
 Section 6.8.  Employee Agreements.........................................   21
 Section 6.9.  Employee Benefits...........................................   23
 Section 6.10. Ancillary Agreements; Spin-Off..............................   23
 Section 6.11. Retained Business Financial Statements......................   24
 Section 6.12. Redemption of Rights........................................   24
 Section 6.13. Pre-Closing Consultation....................................   24
 Section 6.14. Indemnification.............................................   24
 Section 6.15  Board of Directors of Parent................................   25
 Section 6.16  Standstill Provisions.......................................   25
 Section 6.17  Effectiveness of Rights Agreement...........................   25

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

               Conditions to Each Party's Obligation to Effect the
 Section 7.1.  Merger....................................................   26
               Conditions to the Obligation of the Company to Effect the
 Section 7.2.  Merger....................................................   26
               Conditions to Obligations of Parent and Purchaser to
 Section 7.3.  Effect the Merger.........................................   26
 Section 7.4.  Exception.................................................   27

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

 Section 8.1.  Termination...............................................   27
 Section 8.2   Effect of Termination.....................................   28
 Section 8.3   Fees and Expenses.........................................   28
 Section 8.4.  Amendment.................................................   29
 Section 8.5.  Extension; Waiver.........................................   30

                                   ARTICLE IX

                                 MISCELLANEOUS

 Section 9.1.  Survival..................................................   30
 Section 9.2.  Entire Agreement..........................................   30
 Section 9.3.  Governing Law.............................................   30
 Section 9.4.  Notices...................................................   30
 Section 9.5.  Successors and Assigns; No Third Party Beneficiaries......   31
 Section 9.6.  Counterparts..............................................   31
 Section 9.7.  Interpretation............................................   31
 Section 9.8.  Schedules.................................................   32
 Section 9.9.  Legal Enforceability......................................   32
 Section 9.10. Specific Performance......................................   32
 Section 9.11. Brokerage Fees and Commissions............................   32

                                    EXHIBITS

Exhibit A................................................. Tax Sharing Agreement
Exhibit B................................................... Conditions to Offer
Exhibit C............................... Form of Employment Protection Agreement
Exhibit D............................................ Employment Protection Plan
Exhibit E........................................ Supplemental Severance Program

                             TABLE OF DEFINED TERMS

TERM                                                             SECTION NO.
----                                                           -----------------
1987 Plan.....................................................        2.10(b)
Active Negotiations...........................................         8.3(e)
Acquisition Proposal..........................................         6.2(b)
Ancillary Agreements..........................................       Recitals
Antitrust Law.................................................         6.6(e)
Asset.................................................  Distribution Agreement
Audit.........................................................     4.16(j)(1)
Business Day..........................................  Distribution Agreement
Certificates..................................................         3.2(b)
Code..........................................................        4.11(a)
Commission....................................................            4.4
Company.......................................................       Recitals
Company Bonus Employee........................................         6.8(c)
Company Representative........................................           6.13
Company SEC Documents.........................................         4.7(a)
Confidentiality Agreement.....................................         6.2(a)
Continuing Director...........................................            8.4
Contracting Subsidiary........................................            4.3
Credit Agreement..............................................            4.9
Defense Financial Statements..................................         4.7(c)
Designated Directors..........................................            8.4
Disclosure Schedule...........................................         4.2(a)
Dissenting Shares.............................................            3.1
Distribution Agreement........................................       Recitals
Distribution Date.....................................  Distribution Agreement
EC Merger Regulations.........................................            4.4
Effective Time................................................            2.2
Employment Agreements.........................................         6.8(a)
Employment Protection Arrangement.............................         6.8(e)
ERISA.........................................................        4.11(a)
ERISA Affiliate...............................................        4.11(a)
Exchange Act..................................................            4.4
Exchange Agent................................................         3.2(a)
Form 10-K.....................................................            4.5
Higher Offer..................................................         8.3(b)
HSR Act.......................................................            4.4
IB............................................................      8.3(b)(v)
Important Licenses............................................           4.17
Information Statement.........................................        2.11(b)
Intellectual Property.........................................        4.12(b)
IRS...........................................................        4.11(a)
LAH...........................................................       Recitals
Law...................................................  Distribution Agreement
Liabilities...........................................  Distribution Agreement
Lien..................................................  Distribution Agreement
Material Adverse Effect.......................................       4.1, 5.1
Merger........................................................            2.1
Merger Price..................................................         2.7(a)
NYBCL.........................................................            1.2

TERM                                                           SECTION NO.
----                                                       ---------------------
Offer.....................................................             1.1(a)
Offer Documents...........................................             1.1(d)
Order.....................................................             6.6(b)
Ordinary Course Obligations...............................                6.1
Parent....................................................           Recitals
Parent Representative.....................................               6.13
PBGC......................................................            4.11(b)
Person........................................  Distribution Agreement, 8.3(b)
Plans.....................................................            4.11(a)
Preferred Stock...........................................             4.2(a)
Public Indenture Merger Opinions..........................             7.3(b)
Public Indentures.........................................                4.9
Purchaser.................................................           Recitals
Recent SEC Documents......................................            4.10(b)
Record Date...................................          Distribution Agreement
Retained Business.........................................                4.1
Retained Business Financial Statements....................               6.11
Retained Employees............................          Distribution Agreement
Retained Subsidiaries.....................................                4.1
Rights Agreement..........................................               4.19
Rights Amendment..........................................               4.19
Schedule 14D-9............................................                1.2
SEC.......................................................             1.1(d)
Securities Act............................................                4.4
Severance Agreements......................................             6.8(a)
Shares....................................................             1.1(a)
Significant Adverse Effect................................             6.6(b)
Spin-Off..................................................           Recitals
Spinco....................................................           Recitals
Spinco Bonus Employee.....................................             6.8(c)
Spinco Business...............................          Distribution Agreement
Spinco Common Stock...........................          Distribution Agreement
Spinco Companies..............................          Distribution Agreement
Standstill Provisions.....................................             6.2(a)
Stock Options.............................................            2.10(a)
Stockholders' Meeting.....................................            2.11(a)
Subsidiaries..................................          Distribution Agreement
Supplemental Severance Plan...............................             6.9(a)
Surviving Corporation.....................................                2.1
Taxes.....................................................         4.16(j)(2)
Tax Returns...............................................         4.16(j)(3)
Tax Sharing Agreement.....................................           Recitals
Third Party...............................................             8.3(b)
Third Party Acquisition...................................             8.3(b)
Transaction Bonus.........................................             6.8(d)
Transaction Bonus Employee................................             6.8(d)
Vesting Date..............................................            2.10(a)

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER, dated as of January 7, 1996, is among LOCKHEED MARTIN CORPORATION, a Maryland corporation ("PARENT"), LAC ACQUISITION CORPORATION, a New York corporation and a wholly-owned subsidiary of Parent ("PURCHASER"), and LORAL CORPORATION, a New York corporation (the "COMPANY").

                                   RECITALS

  WHEREAS, the Boards of Directors of the Company, Parent and Purchaser deem it advisable and in the best interests of their respective stockholders that Parent acquire the Company (other than certain businesses thereof) pursuant to the terms and conditions set forth in this Agreement;

  WHEREAS, as provided in the Restructuring, Financing and Distribution Agreement dated as of the date hereof herewith among Parent, the Company, Loral Telecommunications Acquisition, Inc. (to be renamed Spinco & Communications Corporation), a Delaware corporation and wholly-owned subsidiary of the Company (including any successor in interest, "SPINCO"), Loral Aerospace Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("LAH"), and Loral Aerospace Corp., a Delaware corporation and wholly-owned subsidiary of LAH (the "DISTRIBUTION AGREEMENT"), prior to the expiration of the Offer (as defined in Section 1.1 hereof) the Company will cause Spinco to be restructured so that as a result thereof the Company's direct and indirect interests in Space Systems/Loral, Inc., a Delaware corporation, Globalstar L.P., a Delaware limited partnership, K&F Industries, Inc., a Delaware corporation, all rights to receive management and certain (but not all) guarantee fees therefrom, several commercial satellite and telecommunications projects in progress (including related FCC (as defined in Section 6.5 hereof) applications), a certain portion of the Company's leased corporate headquarters office space, the Company's corporate aircraft, certain rights and liabilities with respect to certain litigation in which the Company has an interest, the nonexclusive right to use certain intellectual property of the Company, the exclusive right, subject to a limited license granted to the Company, to the "Loral" name and such other rights and assets as shall be deemed Spinco Assets (as defined in the Distribution Agreement), will be owned directly or indirectly by Spinco and substantially all of the Company's other assets, liabilities and businesses will be owned directly by the Company or by Subsidiaries (as defined in the Distribution Agreement) of the Company other than Spinco and Subsidiaries of Spinco; and

  WHEREAS, as provided in the Distribution Agreement, the Company will make a distribution to the Company's stockholders and to holders of Stock Options (as defined in Section 2.10 hereof) as of the Record Date (as defined in the Distribution Agreement), on a pro rata basis, of 100% of the shares of common stock, par value $.01 per share, of Spinco issued and outstanding immediately prior to such distribution (the "SPIN-OFF"); and

  WHEREAS, as set forth in Section 6.10 hereof, as a condition to and in consideration of the transactions contemplated hereby, following the date hereof (a) the Company, Spinco and certain other parties will enter into a Tax Sharing Agreement substantially in the form attached hereto as Exhibit A with such changes as shall have been approved prior to the consummation of the Offer by the Company and Parent (or, following the consummation of the Offer, by a majority of the Continuing Directors (as defined in Section 8.4 hereof), if any, and Parent) (the "TAX SHARING AGREEMENT" and, together with the Distribution Agreement, hereafter are collectively referred to as the "ANCILLARY AGREEMENTS");

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

  SECTION 1.1. THE OFFER.

  (a) Subject to this Agreement not having been terminated in accordance with the provisions of Section 8.1 hereof, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable, but in no event later than five Business Days (as defined in the Distribution Agreement) from the date of the public announcement of the terms of this Agreement, commence an offer to purchase for cash (as it may be amended in accordance with the terms of this Agreement, the "OFFER") all of the Company's outstanding shares of common stock, par value $.25 per share, together with all preferred stock purchase rights associated therewith (the "SHARES"), subject to the conditions set forth in Exhibit B attached hereto, at a price of not less than $38.00 per Share, net to the seller in cash. Subject only to the conditions set forth in Exhibit B hereto and the express provisions of the Distribution Agreement, the Purchaser shall, and Parent shall cause Purchaser to, (i) accept for payment and pay for all Shares tendered pursuant to the terms of the Offer as promptly as practicable following the expiration date of the Offer, and (ii) extend the period of time the Offer is open until the first Business Day following the date on which the conditions set forth in clause (i)(A) and clause (i)(B) of Exhibit B hereto are satisfied or waived in accordance with the provisions thereof; provided, that the Purchaser shall be permitted, but shall not be obligated, to extend the period of time the Offer is open beyond June 30, 1996. Subject to the preceding sentence of this Section 1.1, neither Purchaser nor Parent will extend the expiration date of the Offer beyond the twentieth Business Day following commencement thereof unless one or more of the conditions set forth in Exhibit B hereto shall not be satisfied or unless Parent reasonably determines that such extension is necessary to comply with any legal or regulatory requirements relating to the Offer or the Spin-Off. Purchaser expressly reserves the right to amend the terms or conditions of the Offer; provided, that without the consent of the Company, no amendment may be made which (i) decreases the price per Share or changes the form of consideration payable in the Offer, (ii) decreases the number of Shares sought, or (iii) imposes additional conditions to the Offer or amends any other term of the Offer in any manner materially adverse to the holders of Shares. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

  (b) Parent will not, nor will it permit any of its affiliates to, tender into the Offer any Shares beneficially owned by it; provided, that Shares held beneficially or of record by any plan, program or arrangement sponsored or maintained for the benefit of employees of Parent or any of its Subsidiaries shall not be deemed to be held by Parent or an affiliate thereof regardless of whether Parent has, directly or indirectly, the power to vote or control the disposition of such Shares. The Company will not, nor will it permit any of its Subsidiaries (other than Retained Subsidiaries (as defined in Section 4.1 hereof)) to, tender into the Offer any Shares beneficially owned by it; provided, that Shares held beneficially or of record by any plan, program or arrangement sponsored or maintained for the benefit of employees of the Company or any of its Subsidiaries shall not be deemed to be held by the Company regardless of whether the Company has, directly or indirectly, the power to vote or control the disposition of such Shares.

  (c) Notwithstanding anything to the contrary contained in this Agreement, Parent and Purchaser shall not be required to commence the Offer in any foreign country where the commencement of the Offer, in Parent's reasonable opinion, would violate the applicable Law (as defined in the Distribution Agreement) of such jurisdiction.

  (d) On the date of the commencement of the Offer, Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 with respect to the Offer which will contain an offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing of such Offer Documents with the SEC. Purchaser agrees to provide the Company and its counsel in writing with any comments Purchaser and its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof.

  SECTION 1.2. COMPANY ACTIONS. The Company hereby consents to the Offer and represents that its Board of Directors (at a meeting duly called and held) has unanimously (a) determined as of the date hereof that the Offer, the Merger (as defined in Section 2.1 hereof) and the Spin-Off are fair to the stockholders of the Company and are in the best interests of the stockholders of the Company and (b) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the stockholders of the Company which approval constitutes approval of each of the transactions contemplated by this Agreement for purposes of Sections 902 and 912 of the New York Business Corporation Law ("NYBCL"). The Company further represents that Lazard Freres & Co. LLC has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the holders of Shares in the Offer, the Merger and the Spin-Off is fair to the holders of the Company's common stock from a financial point of view. The Company hereby agrees to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") containing such recommendation with the SEC (and the information required by Section 14(f) of the Exchange Act if Parent shall have furnished such information to the Company in a timely manner) and to mail such Schedule 14D-9 to the stockholders of the Company; provided, that subject to the provisions of Section 6.2(a) hereof, such recommendation may be withdrawn, modified or amended. Such Schedule 14D-9 shall be, if so requested by Purchaser, filed on the same date as Purchaser's Schedule 14D-1 is filed and mailed together with the Offer Documents; provided, that in any event the Schedule 14D-9 shall be filed and mailed no later than 10 Business Days following the commencement of the Offer. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on such Schedule 14D-9 prior to the Company's filing of the Schedule 14D-9 with the SEC. The Company agrees to provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to such Schedule 14D-9 promptly after the receipt thereof.

  SECTION 1.3. STOCKHOLDER LISTS. In connection with the Offer, at the request of Parent or Purchaser, from time to time after the date hereof, the Company will promptly furnish Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Purchaser with such information and assistance as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

  SECTION 1.4. COMPOSITION OF THE BOARD OF DIRECTORS; SECTION 14(F). In the event that Purchaser acquires at least a majority of the Shares outstanding pursuant to the Offer, Parent shall be entitled to designate for appointment or election to the Company's Board of Directors, upon written notice to the Company, such number of persons so that the designees of Parent constitute the same percentage (but in no event less than a majority) of the Company's Board of Directors (rounded up to the next whole number) as the percentage of Shares acquired in connection with the Offer. Prior to consummation of the Offer, the Board of Directors of the Company will obtain the resignation of such number of directors as is necessary to enable such number of Parent designees to be so elected. In connection therewith, the Company will mail to the stockholders of the Company the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder unless such information has previously been provided to such stockholders in the Schedule 14D-9. Parent and Purchaser will provide to the Company in writing, and be solely responsible for, any information with respect to such companies and their nominees, officers, directors and affiliates required by such Section and Rule. Notwithstanding the provisions of this Section 1.4, the parties hereto shall use their respective best efforts to ensure that at least three of the members of the Company's Board of Directors shall, at all times prior to the Effective Time (as defined in Section 2.2 hereof) be, Continuing Directors (as defined in Section 8.4 hereof).

                                  ARTICLE II

                                  THE MERGER

  SECTION 2.1. THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the NYBCL, Purchaser shall be merged (the "MERGER") with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII hereof or on such other date as the parties hereto may agree (such agreement to require the approval of a majority of the Continuing Directors if at the time there shall be any Continuing Directors). Following the Merger the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of Purchaser shall cease.

  SECTION 2.2. EFFECTIVE TIME. The Merger shall be consummated by filing with the New York Secretary of State a certificate of merger or, if applicable, a certificate of ownership and merger, executed in accordance with the relevant provisions of the NYBCL (the time the Merger becomes effective being the "EFFECTIVE TIME").

  SECTION 2.3. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the NYBCL. As of the Effective Time the Company shall be a wholly-owned subsidiary of Parent.

  SECTION 2.4. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Restated Certificate of Incorporation and By-Laws of the Company as in effect at the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until amended in accordance with applicable Law; provided, that promptly following the Effective Time, the Certificate of Incorporation shall be amended to change the name of the Surviving Corporation so that the word "Loral" shall be deleted therefrom.

  SECTION 2.5. DIRECTORS. The directors of Purchaser at the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by Law.

  SECTION 2.6. OFFICERS. The officers of Purchaser at the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by Law.

  SECTION 2.7. CONVERSION OF SHARES. At the Effective Time:

  (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or held by any Subsidiary of the Company (other than a Retained Subsidiary), and other than Dissenting Shares (as defined in Section 3.1 hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $38.00 in cash, or any higher price paid per Share in the Offer (the "MERGER PRICE"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share (except as provided in Section 2.10(c) hereof).

  (b) Each Share held in the treasury of the Company or held by any Subsidiary of the Company (other than a Retained Subsidiary) and each Share held by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist; provided, that Shares held beneficially or of record by any plan, program or arrangement sponsored or maintained for the benefit of employees of Parent or the Company or any Subsidiaries thereof shall not be deemed to be held by Parent or the Company regardless of whether Parent or the Company has, directly or indirectly, the power to vote or control the disposition of such Shares.

  SECTION 2.8. RESERVED.

  SECTION 2.9. CONVERSION OF PURCHASER'S COMMON STOCK. Each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation.

  SECTION 2.10. STOCK OPTIONS AND STOCK AWARDS.

  (a) The Company shall take all actions (including, but not limited to, obtaining any and all consents from employees to the matters contemplated by this Section 2.10) necessary to provide that all outstanding options and other rights to acquire Shares ("STOCK OPTIONS") granted under any stock option plan, program or similar arrangement of the Company or any Subsidiaries, each as amended (the "OPTION PLANS"), shall become fully exercisable and vested on the date (the "VESTING DATE") which shall be set by the Company and which, in any event, shall be not less than 30 days prior to the consummation of the Offer, whether or not otherwise exercisable and vested. All Stock Options which are outstanding immediately prior to Purchaser's acceptance for payment and payment for Shares tendered pursuant to the Offer shall be cancelled as of the consummation of the Offer and the holders thereof (other than holders who are subject to the reporting requirements of Section 16(a) of the Exchange Act) shall be entitled to receive from the Company, for each Share subject to such Stock Option, (1) an amount in cash equal to the difference between the Merger Price and the exercise price per share of such Stock Option, which amount shall be payable upon consummation of the Offer, plus (2) one share of Loral Space Common Stock (as defined in the Distribution Agreement), which shall be held by an escrow agent pending delivery on the Distribution Date. All applicable withholding taxes attributable to the payments made hereunder or to distributions contemplated hereby shall be deducted from the amounts payable under clause
(1) above and all such taxes attributable to the exercise of Stock Options on or after the Vesting Date shall be withheld from the proceeds received in the Offer or the Merger, as the case may be, in respect of the Shares issuable on such exercise.

  (b) The Company shall take all actions (including, but not limited to, obtaining any and all consents from employees to the matters contemplated by this Section 2.10) necessary to provide that all restrictions on transferability with respect to each Share which is granted pursuant to the Company's 1987 Restricted Stock Purchase Plan (the "1987 PLAN") and which is outstanding and not vested on the Vesting Date shall lapse, and each such Share shall become free of restrictions as of the Vesting Date. All applicable withholding taxes attributable to the vesting of restricted Shares shall be withheld from the proceeds received in respect of such Shares in the Offer or the Merger, as the case may be.

  (c) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans and the 1987 Plan, (i) the Option Plans and the 1987 Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time and (ii) the Company shall use all reasonable efforts to ensure that following the Effective Time no holder of Stock Options or any participant in the Option Plans or any other such plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

  SECTION 2.11. STOCKHOLDERS' MEETING. If required by applicable Law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable Law, its Restated Certificate of Incorporation and By-Laws and the rules and regulations of the New York Stock
Exchange:

  (a) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action upon this Agreement (the "STOCKHOLDERS' MEETING");

  (b) subject to its fiduciary duties under applicable Laws as advised by counsel, include in the Information Statement prepared by the Company for distribution to stockholders of the Company in advance of the Stockholders' Meeting in accordance with Regulation 14C promulgated under the Exchange Act (the "INFORMATION STATEMENT") the recommendation of its Board of Directors referred to in Section 1.2 hereof; and

  (c) use its best efforts to (i) obtain and furnish the information required to be included by it in the Information Statement, and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the Information Statement and any preliminary version thereof and cause the Information Statement to be mailed to its stockholders following the consummation of the Offer and (ii) obtain the necessary approvals of this Agreement by its stockholders.

  Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Information Statement and will vote, or cause to be voted, all Shares owned by it or its Subsidiaries in favor of approval and adoption of this Agreement.

  SECTION 2.12. FILING OF CERTIFICATE OF MERGER. Upon the terms and subject to the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII hereof, the Company shall execute and file a certificate of merger or, if applicable, a certificate of ownership and merger, in the manner required by the NYBCL and the parties hereto shall take all such other and further actions as may be required by Law to make the Merger effective. Prior to the filings referred to in this Section 2.12, a closing will be held at the offices of O'Melveny & Myers, 153 East 53rd Street, New York, New York (or such other place as the parties may agree), for the purpose of confirming all of the foregoing.

                                  ARTICLE III

                     DISSENTING SHARES; EXCHANGE OF SHARES

  SECTION 3.1. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such Shares in favor of the Merger and shall have delivered a written demand for appraisal of such Shares in the manner provided in the NYBCL (the "DISSENTING SHARES") shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.7 of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment under the NYBCL. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided for in
Section 2.7(a) of this Agreement, without any interest thereon.

  SECTION 3.2. EXCHANGE OF SHARES.

  (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent in the Merger (the "EXCHANGE AGENT"). Immediately prior to the Effective Time, Parent will take all steps necessary to enable and cause the Company to deposit with the Exchange Agent the funds necessary to make the payments contemplated by Section 2.7 on a timely basis.

  (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "CERTIFICATES") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Section 2.7(a) hereof, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.2, each Certificate (other than Certificates representing Shares held by Parent or any subsidiary of Parent, Shares held in the treasury of the Company or held by any subsidiary of the Company and Dissenting Shares) shall represent for all purposes only the right to receive the consideration set forth in Section 2.7(a) hereof, without any interest thereon.

  (c) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided in Article II hereof in accordance with the procedures set forth in this Article III.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Parent and Purchaser as follows:

  SECTION 4.1. ORGANIZATION. Each of the Company and its Subsidiaries that will be owned, directly or indirectly, by the Company following the Spin-Off (the "RETAINED SUBSIDIARIES") is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of Retained Subsidiaries where the failure to be so existing and in good standing or to have such power and authority would not in the aggregate have a Material Adverse Effect (as defined below). For purposes of this Agreement (except as provided in Section 5.1 hereof), (a) the term "MATERIAL ADVERSE EFFECT" shall mean any change or effect that is reasonably likely to be materially adverse to (i) the business, properties, operations, prospects, results of operations or condition (financial or otherwise) of the Retained Business (as hereinafter defined) taken as a whole, or (ii) the ability of (A) the Company to perform its obligations under this Agreement or the Distribution Agreement, or (B) Spinco to perform its obligations under the Distribution Agreement; and (b) the term "RETAINED BUSINESS" shall mean all of the businesses (and the Assets and Liabilities thereof (each as defined in the Distribution Agreement)) of the Company and its Subsidiaries, other than the Spinco Business (as defined in the Distribution Agreement). Each of the Company and the Retained Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect. The Company has heretofore delivered or made available to Parent accurate and complete copies of the Certificate of Incorporation and By-Laws (or other similar organizational documents in the event of any entity other than a corporation), as currently in effect of the Company and each of the Retained Subsidiaries.

  SECTION 4.2. CAPITALIZATION.

  (a) As of December 31, 1995, the authorized capital stock of the Company consisted of (i) 300,000,000 Shares, of which 173,068,379 Shares were issued and outstanding (inclusive of Shares subject to restrictions under the Company's 1987 Restricted Stock Purchase Plan), and (ii) 2,000,000 shares of Preferred Stock, par value $1.00 per share ("PREFERRED STOCK"), of which 250,000 shares were designated as Series A Preferred Stock, of which no shares were issued and outstanding. All of the issued and outstanding Shares are validly issued, fully paid and non-assessable and free of preemptive rights. As of December 31, 1995, 11,131,234 Shares were issuable upon the exercise of outstanding vested and non-vested Stock Options. Since December 31, 1995, the Company has not granted any Stock Options or issued any shares of its capital stock except as set forth on Schedule 4.2(a) of the disclosure schedule delivered by the Company to Parent on or prior to the date hereof (the "DISCLOSURE SCHEDULE") or except upon exercise of Stock Options or pursuant to any existing Plan in accordance with the current terms of such Plan. Except as set forth above and as otherwise provided for in this Agreement, there are not now, and at the Effective Time there will not be, any shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its securities other than the Rights (as defined in the Rights Agreement). Except as permitted by this Agreement, following the Merger, the Company will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

  (b) All of the outstanding shares of capital stock of, or ownership interest in, each of the Retained Subsidiaries have been validly issued and are fully paid and non-assessable and are owned by either the Company or another of the Retained Subsidiaries free and clear of all Liens (as defined in the Distribution Agreement). There are not now, and at the Effective Time there will not be, any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Retained Subsidiaries, or otherwise obligating the Company or any such subsidiary to issue, transfer or sell any such securities.

  (c) There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Company or any of the Retained Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or any of the Retained
Subsidiaries.

  SECTION 4.3. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of the Company and each Company Subsidiary which is a party to any of the Ancillary Agreements (each such subsidiary, a "CONTRACTING SUBSIDIARY") has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby (but only to the extent it is a party thereto). The execution and delivery of this Agreement by the Company and of the Ancillary Agreements by the Company and each Contracting Subsidiary (to the extent it is a party thereto) and the consummation of the transactions contemplated hereby and thereby have been, or with respect to Contracting Subsidiaries will be prior to the Record Date, duly and validly authorized by the Boards of Directors of the Company and each Contracting Subsidiary (to the extent it is a party thereto) and no other corporate proceedings on the part of the Company or each Contracting Subsidiary (to the extent it is a party thereto), including, without limitation, any approval by the stockholders of the Company, are, or with respect to Contracting Subsidiaries will be prior to the Record Date, necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of the requisite number of the outstanding Shares and (b) the establishment of the Record Date and the Distribution Date (each as defined in the Distribution Agreement) by the Board of Directors of the Company). This Agreement has been, and each of the Ancillary Agreements have been or will prior to the Record Date be, duly and validly executed and delivered by the Company and each Contracting Subsidiary (to the extent it is a party thereto) and constitute or (to the extent such agreement is not being entered into as of the date hereof) will constitute a valid and binding agreement of the Company and each Contracting Subsidiary (to the extent it is a party thereto), enforceable against the Company and each Contracting Subsidiary (to the extent it is a party thereto) in accordance with its terms except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws, now or hereafter in effect, relating to the creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The affirmative vote of the holders of two-thirds of the Shares, determined on a fully-diluted basis, is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger.

  SECTION 4.4. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for any applicable requirements of the Securities Exchange Act of 1934, as amended, and all rules and regulations thereunder (the "EXCHANGE ACT"), the Securities Act of 1933, as amended, and all rules and regulations thereunder (the "SECURITIES ACT"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the EC Merger Regulations (as defined below), and the Communications Act of 1934, as amended, and all rules and regulations promulgated thereunder (the "COMMUNICATIONS ACT"), the filing and recordation of a certificate of merger, or a certificate of ownership and merger, as required by the NYBCL, filing with and approval of the New York Stock Exchange, Inc. and the SEC with respect to the delisting and deregistering of the Shares, such filings and approvals as may be required under the "takeover" or "blue sky" Laws of various states, and as disclosed in Section 4.4 of the Disclosure Schedule or as contemplated by this Agreement and the Ancillary Agreements, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Company or any Contracting Subsidiary (to the extent it is a party thereto) nor the consummation by the Company or any Contracting Subsidiary (to the extent it is a party thereto) of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Company or any Contracting Subsidiary or Retained Subsidiary (other than those Retained Subsidiaries which, when taken together, would not be a "significant subsidiary" within the meaning of Regulation S-X promulgated under the Securities Act) (any such Retained Subsidiary, other than those described in the preceding parenthetical, herein called a "SIGNIFICANT RETAINED SUBSIDIARY"), (ii) require on the part of the Company or any Contracting Subsidiary or a Significant Retained Subsidiary any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority or any third party, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or payment, or to the creation of a lien or encumbrance) under any of the terms, conditions or provisions of any note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract, instrument or obligation to which the Company, any Contracting Subsidiary or Retained Subsidiary or any of their respective Subsidiaries is a party or by which any of them or any of their Assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Contracting Subsidiary or Retained Subsidiary, any of their respective Subsidiaries or any of their Assets, except for such requirements, defaults, rights or violations under clauses (ii), (iii) and (iv) above (x) which relate to jurisdictions outside the United States or which would not in the aggregate have a Material Adverse Effect or materially impair the ability of the Company or any Contracting Subsidiary to consummate the transactions contemplated by this Agreement, or (y) which become applicable as a result of the business or activities in which Parent or Purchaser is or proposes to be engaged (other than the business or activities of the Retained Business to be acquired by Purchaser, considered independently of the ownership thereof by Parent and Purchaser) or as a result of other facts or circumstances specific to Parent or Purchaser. For purposes of this Agreement, "EC MERGER REGULATIONS" mean Council Regulation (EEC) No. 4064/89 of December 21, 1989 on the Control of Concentrations Between Undertakings, OJ (1989) L 395/1 and the regulations and decisions of the Councilor Commission of the European Community (the "COMMISSION") or other organs of the European Union or European Community implementing such regulations.

  SECTION 4.5. ABSENCE OF CERTAIN CHANGES. Except (a) as set forth in Section
4.5 of the Disclosure Schedule, (b) as set forth in the Company's Annual Report on Form 10-K for the year ended March 31, 1995 (the "FORM 10-K") or any other document filed prior to the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act, or (c) as contemplated by this Agreement or any of the Ancillary Agreements, from April 1, 1995 until the date hereof, neither the Company nor any of its Subsidiaries has taken any of the prohibited actions set forth in Section 6.1 (other than clause (l) thereof) hereof or suffered any changes that, in each case, either individually or in the aggregate, would result in a Material Adverse Effect or conducted its business or operations in any material respect other than in the ordinary and usual course of business, consistent with past practices.

  SECTION 4.6. NO UNDISCLOSED LIABILITIES. Except (a) for Liabilities and obligations incurred in the ordinary and usual course of business consistent with past practice since April 1, 1995, (b) for Liabilities incurred in connection with the Offer, the Merger and the Spin-Off and (c) as set forth in
Section 4.6 of the Disclosure Schedule, from April 1, 1995 until the date hereof neither the Company nor any of its Subsidiaries has incurred any Liabilities that, individually or in the aggregate, would have a Material Adverse Effect and that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles as applied in preparing the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 1995 contained in the Form 10-K.

  SECTION 4.7. REPORTS.

  (a) The Company has filed all reports, forms, statements and other documents required to be filed with the SEC pursuant to the Exchange Act since April 1, 1991 (collectively, including, without limitation, any financial statements or schedules included or incorporated by reference therein, the "COMPANY SEC DOCUMENTS"). Each of the Company SEC Documents, as of its filing date and at each time thereafter when the information included therein was required to be updated pursuant to the rules and regulations of the SEC, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the Company SEC Documents, as of their respective filing dates or any date thereafter when the information included therein was required to be updated pursuant to the rules and regulations of the SEC, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Company SEC Documents filed prior to or after the date of this Agreement (but prior to the date on which the Offer is consummated, and excluding the Company SEC Documents described in Section 4.8 hereof) fairly presents or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present or will fairly present in all material respects the results of operations and the cash flows of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the financial statements (including the related notes) included in the Company SEC Documents filed prior to or after the date of this Agreement (but prior to the date on which the Offer is consummated, and excluding the Company SEC Documents described in Section 4.8 hereof) has been prepared or will be prepared in all material respects in accordance with generally accepted accounting principles consistently applied during the periods involved, except (i) as otherwise noted therein, (ii) to the extent required by changes in generally accepted accounting principles or (iii) in the case of unaudited financial statements, normal recurring year-end audit adjustments.

  (b) The Company has heretofore made available or promptly will make available to Purchaser a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

  (c) Except as and to the extent set forth in Section 4.7(c) of the Disclosure Schedule, the pro forma consolidated balance sheet and the pro forma statement of operations (including the related notes) of the Retained Business attached as Annex 1 to Section 4.7(c) of the Disclosure Schedule (the "DEFENSE FINANCIAL STATEMENTS") fairly presents on a pro forma basis in all material respects the consolidated financial position of the Retained Business as of the date thereof, and fairly presents on a pro forma basis in all material respects the consolidated results of operations of the Retained Business for the period set forth therein, respectively. The Defense Financial Statements have been prepared in all material respects in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise disclosed therein or in the notes thereto.

  SECTION 4.8. SCHEDULE 14D-9; OFFER DOCUMENTS; FORM 10; INFORMATION STATEMENT. None of the information (other than information provided in writing by Parent or Purchaser for inclusion therein) included in the Schedule 14D-9, the Form 10 (as defined in the Distribution Agreement (or any registration statement contemplated pursuant to Section 3.1(a) of the Distribution Agreement) or the Information Statement or supplied by the Company for inclusion in the Offer Documents, including any amendments thereto, will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Except for information supplied by Parent in writing for inclusion therein, the Schedule 14D-9, the Form 10 (or any registration statement contemplated pursuant to Section 3.1(a) of the Distribution Agreement) and the Information Statement, including any amendments thereto, will comply in all material respects with the Exchange Act and the Securities Act.

  SECTION 4.9. NO DEFAULT. Except as set forth in Section 4.9 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter or its by-laws, (ii) any note, mortgage, indenture (including, without limitation, the Indenture dated January 15, 1992 with respect to the Company's 9 1/8% Senior Debentures due 2022, the Indenture dated September 1, 1993 with respect to the Company's 7 5/8% Senior Notes due 2004, 8 3/8% Senior Debentures due 2024 and 7 5/8% Senior Debentures due 2025, and the Indenture dated November 1, 1992 with respect to the Company's 7% Senior Debentures due 2023 and 8 3/8% Senior Debentures due 2023 (collectively, the "PUBLIC INDENTURES")), other evidence of indebtedness, guarantee, license, agreement or other contract, instrument or contractual obligation to which the Company or any of its Subsidiaries is now a party or by which they or any of their Assets may be bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, except for defaults or violations under clause (i) (with respect to Company Subsidiaries other than the Retained Subsidiaries), clause (ii) (other than defaults under or violations of any of the Public Indentures or the Amended and Restated Credit Agreement dated as of November 23, 1994 between the Company and the banks party thereto (the "CREDIT AGREEMENT")), and clause (iii) above which,
(A) in the aggregate would not have a Material Adverse Effect and would not have a material adverse effect on the ability of the Company or Spinco to consummate the transactions contemplated by this Agreement or the Distribution Agreement, or (B) become applicable as a result of the business or activities in which Parent or Purchaser is or proposes to be engaged (other than the business or activities of the Retained Business to be acquired by Purchaser, considered independently of the ownership thereof by Parent and Purchaser) or as a result of any other facts or circumstances specific to Parent or Purchaser.

  SECTION 4.10. LITIGATION; COMPLIANCE WITH LAW.

  (a) Except as set forth in Section 4.10(a) of the Disclosure Schedule, as of the date hereof (except as provided in the following sentence), there are no actions, suits, claims, proceedings or investigations pending or, to the best knowledge of the Company, threatened, involving the Company or any of its Subsidiaries or any of their respective Assets (or any person or entity whose liability therefrom may have been retained or assumed by the Company or any of its Subsidiaries either contractually or by operation of Law), by or before any court, governmental or regulatory authority or by any third party which, either individually or in the aggregate, would have a Material Adverse Effect. None of the Company, any of its Subsidiaries or any of their respective Assets is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect.

  (b) Except as disclosed by the Company in the Company SEC Documents filed since April 1, 1995 (the "RECENT SEC DOCUMENTS") or Section 4.10(b) of the Disclosure Schedule, the Company and its Retained Subsidiaries are now being and in the past have been operated in substantial compliance with all Laws except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, will not, have a Material Adverse Effect.

  SECTION 4.11. EMPLOYEE BENEFIT PLANS; ERISA.

  (a) Except for those matters set forth in Section 4.11(a) of the Disclosure Schedule, (i) each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit, bonus, incentive, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans (whether or not subject to ERISA) maintained or sponsored by the Company or its Subsidiaries or any trade or business, whether or not incorporated, that would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA AFFILIATE"), for the benefit of any employee or former employee of the Company or any of its ERISA Affiliates (the "PLANS") is, and has been, operated in all material respects in accordance with its terms and in substantial compliance (including the making of governmental filings) with all applicable Laws, including, without limitation, ERISA and the applicable provisions of the Internal Revenue Code of 1986, as amended (the "CODE"), (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified and is not under audit by the IRS or the Department of Labor and the Company knows of no fact or set of circumstances that is reasonably likely to adversely affect such qualification prior to the Effective Time, (iii) no material withdrawal liability with respect to any "multiemployer pension plan" (as defined in Section 3(37) of ERISA) would be incurred by the Company and its ERISA Affiliates if withdrawal from such plan were to occur on the Effective Time, (iv) no "reportable event", as such term is defined in Section 4043(c) of ERISA (for which the 30-day notice requirement to the PBGC has not been waived), has occurred with respect to any Plan that is subject to Title IV of ERISA, and (v) there are no material pending or, to the best knowledge of Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto other than routine benefit claim matters.

  (b) (i) No Plan has incurred an "Accumulated Funding Deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived,
(ii) neither the Company nor any ERISA Affiliate has incurred any Liability under Title IV of ERISA except for required premium payments to the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been made when due, and no events have occurred which are reasonably likely to give rise to any Liability of the Company or an ERISA Affiliate under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against Buyer by the PBGC, and
(iii) the Company has not incurred any material withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Section 4201 and 4204 of ERISA to any multiemployer plan (within the meaning of Section 3(37) of ERISA) which has not been satisfied in full.

  (c) Except as set forth in Section 4.11(c) of the Disclosure Schedule, with respect to each Plan that is subject to Title IV of ERISA (i) the Company has provided to Purchaser copies of the most recent actuarial valuation report prepared for such Plan, (ii) the assets and liabilities in respect of the accrued benefits as set forth in the most recent actuarial valuation report prepared by the Plan's actuary fairly present the funded status of such Plan in all material respects, and (iii) since the date of such valuation report there has been no material adverse change in the funded status of any such Plan.

  (d) Neither the Company nor any ERISA Affiliate has failed to make any contribution or payment to any Plan or multiemployer plan which, in either case has resulted or could result in the imposition of a material lien or the posting of a material bond or other material security under ERISA or the Code.

  (e) Except as otherwise set forth on Section 4.11(e) of the Disclosure Schedule or as expressly provided for in this Agreement, the consummation of the transactions contemplated by this Agreement or the Distribution Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

  SECTION 4.12. ASSETS; INTELLECTUAL PROPERTY.

  (a) Except as set forth in Section 4.12(a) of the Disclosure Schedule, upon consummation of the Spin-Off, the Company and the Retained Subsidiaries will own or have rights to use all Assets necessary to permit the Company and the Retained Subsidiaries to conduct the Retained Business as it is currently being conducted except where the failure to own or have the right to use such Assets would not, individually or in the aggregate, have a Material Adverse Effect.

  (b) To the knowledge of the Company, based solely upon inquiry of the Company's General Counsel and Chief Patent Counsel, the Company does not now and has not in the past used Intellectual Property in the Retained Business which conflicts with or infringes upon any proprietary rights of others except where such conflict or infringement would not have, individually or in the aggregate, a Material Adverse Effect. "INTELLECTUAL PROPERTY" means trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, copyright registrations, patents and all applications therefor and all other similar proprietary rights.

  SECTION 4.13. RESERVED.

  SECTION 4.14. RESERVED.

  SECTION 4.15. CERTAIN CONTRACTS AND ARRANGEMENTS. During the twelve months immediately prior to the date hereof, no significant contracts of the Retained Business have been cancelled or otherwise terminated and during such time the Company has not been threatened with any such cancellation or termination except, in each case, for cancelled or terminated contracts which, individually or in the aggregate, would not constitute a Material Adverse Effect.

  SECTION 4.16. TAXES. Except as otherwise disclosed in Section 4.16 of the Disclosure Schedule and except for those matters which, either individually or in the aggregate, would not result in a Material Adverse Effect:

  (a) The Company and each of its Subsidiaries have filed (or have had filed on their behalf) or will file or cause to be filed, all Tax Returns (as defined in Section 4.16(j)(3) hereof) required by applicable Law to be filed by any of them prior to the consummation of the Offer, and all such Tax Returns and amendments thereto are or will be true, complete and correct.

  (b) The Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes (as defined in Section 4.16(j)(2) hereof) due with respect to any period ending prior to or as of the expiration of the Offer), or where payment of Taxes is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established before the consummation of the Offer, an adequate accrual for the payment of all such Taxes which have accrued prior to expiration of the Offer other than Taxes directly attributable to the transactions contemplated by the Distribution Agreement.

  (c) There are no Liens for any Taxes upon the Assets of the Company or any of its Subsidiaries used primarily in the Retained Business, other than statutory liens for Taxes not yet due and payable and Liens for real estate Taxes being contested in good faith.

  (d) No Audit (as defined in Section 4.16(j)(3)) is pending with respect to any Taxes due from the Company or any Subsidiary. There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from the Company or any Subsidiary for any taxable period ending prior to the expiration of the Offer which are expected to be outstanding as of the expiration of the Offer.

  (e) Neither the Company nor any subsidiary is a party to, is bound by, or has any obligation under, a tax sharing contract or other agreement or arrangement for the allocation, apportionment, sharing, indemnification, or payment of Taxes, other than the Tax Sharing Agreement.

  (f) Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

  (g) The statute of limitations for all Tax Returns of the Company and each of its Subsidiaries for all years through 1987 have expired for all federal, state, local and foreign tax purposes, or such Tax Returns have been subject to a final Audit.

  (h) Neither the Company nor any of its Subsidiaries has received any written notice of deficiency, assessment or adjustment from the Internal Revenue Service or any other domestic or foreign governmental taxing authority that has not been fully paid or finally settled, and any such deficiency, adjustment or assessment shown on such schedule is being contested in good faith through appropriate proceedings and adequate reserves have been established on the Company's financial statements therefor. To the best of their knowledge, there are no other deficiencies, assessments or adjustments threatened, pending or assessed with respect to the Company or any of its Subsidiaries.

  (i) Except as contemplated by this Agreement and the Ancillary Documents or as disclosed in the Recent SEC Documents, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or other arrangement that would result, separately or in the aggregate, in the requirement to pay any "excess parachute payments" within the meaning of Section 280G of the Code or any gross-up in connection with such an agreement, contract or arrangement.

  (j) For purposes of this Section 4.16, capitalized terms have the following meaning:

    (1) "AUDIT" shall mean any audit, assessment or other examination of Taxes or Tax Returns by the IRS or any other domestic or foreign governmental authority responsible for the administration of any Taxes, proceeding or appeal of such proceeding relating to Taxes.

    (2) "TAXES" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding) including, but not limited to income, excise, property, sales, use (or any similar taxes), gains, transfer, franchise, payroll, value-added, withholding, Social Security, business license fees, customs, duties and other taxes, assessments, charges, or other fees imposed by a governmental authority, including any interest, additions to tax, or penalties applicable thereto.

    (3) "TAX RETURNS" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

  SECTION 4.17. RETAINED BUSINESS FCC LICENSES. The licenses and permits issued to the Company or its Subsidiaries by the Federal Communications Commission and used in connection with the Retained Business are not individually or in the aggregate Important Licenses. "IMPORTANT LICENSES" means licenses or permits which are important to the Retained Business and which, if terminated, forfeited or otherwise not available to the Retained Business after the consummation of any of the transactions contemplated by this Agreement, would adversely affect the Retained Business in a significant manner.

  SECTION 4.18. LABOR MATTERS. Except as set forth in Section 4.18 of the Disclosure Schedule, neither the Company nor any of the Retained Subsidiaries has, since April 1, 1993, (i) been subject to, or threatened with, any material strike, lockout or other labor dispute or engaged in any unfair labor practice, the result of which could have a Material Adverse Effect, or (ii) received notice of any pending petition for certification before the National Labor Relations Board with respect to any material group of Retained Employees (as defined in the Distribution Agreement) who are not currently organized.

  SECTION 4.19. RIGHTS AGREEMENT. The Board of Directors of the Company has approved a form of Rights Agreement between the Company and the Rights Agent thereunder (the "RIGHTS AGREEMENT"), and a form of amendment thereto (the "RIGHTS AMENDMENT"); the Rights Agreement, as amended by the Rights Amendment, when each are executed and delivered by the Company and the Rights Agent, shall (a) prevent this Agreement or the consummation of any of the transactions contemplated hereby or by the Distribution Agreement, including without limitation, the publication or other announcement of the Offer and the consummation of the Offer and the Merger, from resulting in the distribution of separate rights certificates or the occurrence of a Distribution Date (as defined in the Rights Agreement) or being deemed to be a Triggering Event (as defined in the Rights Agreement) or a Section 13 Event (as defined in the Rights Agreement) and (b) provide that neither Parent nor Purchaser shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) by reason of the transactions expressly provided for in this Agreement.

  SECTION 4.20. CERTAIN FEES. Except for Lazard Freres & Co. LLC and Lehman Brothers Inc., neither the Company nor any Subsidiary has employed any financial advisor or finder or incurred any Liability for any financial advisory or finders' fees in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

  SECTION 4.21. NO ADDITIONAL APPROVALS NECESSARY. The Board of Directors of the Company has taken all actions necessary under the Company's Restated Certificate of Incorporation and the NYBCL, including approving the transactions contemplated in this Agreement, to ensure that Section 912 of the NYBCL will not, prior to any termination of this Agreement, apply to this Agreement, the Offer, the Merger, the Spin-Off or the transactions contemplated hereby.

  SECTION 4.22. MATERIALITY. The representations and warranties set forth in this Article IV would in the aggregate be true and correct even without the materiality exceptions or qualifications contained therein except for such exceptions and qualifications which, in the aggregate for all such representations and warranties, are not and could not reasonably be expected to constitute a Material Adverse Effect.

                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

  Parent and Purchaser represent and warrant to the Company as follows:

  SECTION 5.1. ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, in the aggregate, have a Material Adverse Effect (as defined below) on Parent or Purchaser. When used in connection with Parent or Purchaser, the term "MATERIAL ADVERSE EFFECT" means any change or effect that is materially adverse to the business, properties, operations, prospects results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole.

  SECTION 5.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements (to the extent it is a party thereto) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements (to the extent it is a party thereto) and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of Purchaser and Parent and no other corporate or other proceedings on the part of Parent, Purchaser or any of their affiliates are necessary to authorize this Agreement or the Ancillary Agreements (to the extent it is a party thereto) or to consummate the transactions so contemplated. This Agreement has been, and each of the Ancillary Agreements have been, or will prior to the Record Date be, duly and validly executed and delivered by each of Parent and Purchaser (to the extent it is a party thereto) and constitute or (to the extent such agreement is not being entered into as of the date hereof) will constitute valid and binding agreements of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

  SECTION 5.3. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the Securities Act, the Exchange Act, Antitrust Laws, the Communications Act, the filing and recordation of a certificate of merger, or a certificate of ownership and merger, as required by the NYBCL, any filings required by the Investment Canada Act, such filings and approvals as may be required under the "takeover" or "blue sky" Laws of various states, and as contemplated by this Agreement and the Ancillary Agreements, neither the execution and delivery of this Agreement or the Ancillary Agreements by Parent or Purchaser (to the extent it is a party thereto) nor the consummation by Parent or Purchaser of the transactions contemplated hereby or thereby will
(i) conflict with or result in any breach of any provision of the charter or by-laws of Parent or Purchaser, (ii) require on the part of Parent or Purchaser any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority or any third party, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or payment, or to the creation of a lien or encumbrance) under any of the terms, conditions or provisions of any note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract, instrument or contractual obligation to which Parent, Purchaser or any of their respective Subsidiaries is a party or by which any of them or any of their Assets may be bound, or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Purchaser, any of their Subsidiaries or any of their Assets, except for such requirements, defaults, rights or violations under clauses (ii), (iii) and (iv) above which would not in the aggregate have a material adverse effect on the ability of Parent or Purchaser to consummate the Offer and the Merger.

  SECTION 5.4. INFORMATION STATEMENT; SCHEDULE 14D-9. Neither the Offer Documents nor any other document filed or to be filed by or on behalf of Parent or Purchaser with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contained when filed or will, at the respective times filed with the SEC or other governmental entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing shall not apply to information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in any such document. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act. None of the information supplied by Parent or Purchaser in writing for inclusion in the Information Statement or the
Schedule 14D-9 will, at the respective times that the Information Statement and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, and in the case of the Information Statement, at the time that it or any amendment or supplement thereto is mailed to the Company's shareholders, at the time of the Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  SECTION 5.5. SUFFICIENT FUNDS. Parent and its lenders are negotiating the terms of a credit facility to provide Purchaser with financing sufficient to permit Purchaser to consummate the Offer. Parent is highly confident that such financing will be available and has no reason to believe that Purchaser will not have sufficient funds available prior to the satisfaction of the conditions to the Offer set forth in Exhibit B hereto to purchase all Shares on a fully diluted basis at the Merger Price.

  SECTION 5.6. BROKERS. Except for Bear, Stearns & Co. Inc. no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

                                  ARTICLE VI

                                   COVENANTS

  SECTION 6.1. CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or the Ancillary Agreements, during the period from the date of this Agreement to the consummation of the Offer and, if Parent has made a prompt request therefor pursuant to Section 1.4 hereof, until its Designated Directors (as defined in Section 8.4 hereof) shall constitute in their entirety a majority of the Company's Board of Directors, the Company and its Subsidiaries (other than Spinco and the Spinco Companies (as defined in the Distribution Agreement)) will each conduct its operations according to its ordinary course of business, consistent with past practice, will use its commercially reasonable efforts to (i) preserve intact its business organization, (ii) maintain its material rights and franchises, (iii) keep available the services of its officers and key employees, and (iv) keep in full force and effect insurance comparable in amount and scope of coverage to that maintained as of the date hereof (collectively, the "ORDINARY COURSE OBLIGATIONS"); provided, that Spinco and the Spinco Companies shall comply with the Ordinary Course Obligations to the extent that non-compliance therewith could adversely affect the Retained Business or adversely affect (or materially delay) the consummation of the Offer, the Merger or the Spin-Off. Without limiting the generality of and in addition to the foregoing, and except as otherwise contemplated by this Agreement or the Ancillary Agreements, prior to the time specified in the preceding sentence, neither the Company nor any of its Subsidiaries (other than Spinco and the Spinco Companies insofar as any action of the type specified below could not adversely affect the Retained Business and could not adversely affect (or materially delay) the Offer, the Spin-Off or the Merger) will, without the prior written consent of Parent:

  (a) amend its charter or by-laws other than filing a Certificate of Amendment of the Company's Restated Certificate of Incorporation as contemplated by the Rights Agreement;

  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except by the Company in connection with Stock Options, pursuant to the Rights Agreement as contemplated by the Distribution Agreement or pursuant to the current terms of any existing Plan) or amend any of the terms of any such securities or agreements (other than such securities or agreements of any Subsidiary other than any of the Retained Subsidiaries, or amendments of the Distribution Agreement as permitted thereunder) outstanding on the date hereof;

  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than pursuant to the Rights Agreement) or redeem or otherwise acquire any of its securities or any securities of its Subsidiaries (other than pursuant to the Rights Agreement); provided, that the Company may declare and pay to holders of Shares regular quarterly dividends of not more than $.08 per Share on the dividend declaration and payment dates normally applicable to the Shares.

  (d) (i) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; or (ii) except in the ordinary course of business consistent with past practices, (A) incur, assume or prepay any long-term debt or incur, assume, or prepay any obligations with respect to letters of credit or any material short-term debt; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person except wholly owned Subsidiaries of the Company; (C) make any material loans, advances or capital contributions to, or investments in, any other person; (iv) change the practices of the Company and its Retained Subsidiaries with respect to the timing of payments or collections; or (D) mortgage or pledge any Assets of the Retained Business or create or permit to exist any material Lien thereupon;

  (e) except (i) as disclosed in Section 6.1(e) of the Disclosure Schedule and except for arrangements entered into in the ordinary course of business consistent with past practices, (ii) as required by Law or (iii) as specifically provided for in the Agreement or Distribution Agreement, enter into, adopt or materially amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any Retained Employee (or any other person for whom the Retained Business will have Liability), or (except for normal increases in the ordinary course of business that are consistent with past practices) increase in any manner the compensation or fringe benefits of any Retained Employee (or any other person for whom the Retained Business will have Liability) or pay any benefit not required by any existing plan and arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

  (f) transfer, sell, lease, license or dispose of any lines of business, Subsidiaries, divisions, operating units or facilities (other than facilities currently closed or currently proposed to be closed) relating to the Retained Business outside the ordinary course of business or enter into any material commitment or transaction with respect to the Retained Business outside the ordinary course of business;

  (g) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any Assets of any other person (other than the purchase of Assets in the ordinary course of business and consistent with past practice), in each case where such action would be material to the Retained Business;

  (h) except as may be required by Law or as disclosed in Section 6.1(e) of the Disclosure Schedule, take any action to terminate or materially amend any of its pension plans or retiree medical plans with respect to or for the benefit of Retained Employees or any other person for whom the Retained Business will have Liability;

  (i) materially modify, amend or terminate (1) any significant contract related to the Retained Business or waive any material rights or claims of the Retained Business except in the ordinary course of business consistent with past practice; or (2) any contract having an aggregate contract value of $100 million or greater, whether or not in the ordinary course of business consistent with past practice, unless such modification, amendment or termination does not materially diminish the projected profit or materially increase the projected loss anticipated from such contract; provided, that nothing contained in this Section 6.1(i) shall limit the Company and its Subsidiaries in connection with programs or contracts with respect to which Parent or a Subsidiary of Parent has submitted, or is reasonably expected to submit, a competing bid; provided further, that the provisions of this

Section 6.1(i) shall not apply to any arrangement, agreement or contract proposal previously submitted by the Company or a Subsidiary thereof which proposal, upon acceptance thereof, cannot be revised or withdrawn;

  (j) effect any material change in any of its methods of accounting in effect as of March 31, 1995, except as may be required by Law or generally accepted accounting principles;

  (k) except as expressly provided in this Agreement, amend, modify, or terminate the Rights Agreement or redeem any Rights thereunder; provided, that if the Board of Directors of the Company by a majority vote determines in its good faith judgment, based as to legal matters upon the written opinion of legal counsel, that the failure to redeem any Rights would likely constitute a breach of the Board's fiduciary duty, the Rights may be redeemed;

  (l) enter into any material arrangement, agreement or contract that individually or in the aggregate with other material arrangements, agreements and contracts entered into after the date hereof, the Company reasonably expects will adversely affect in a significant manner the Retained Business after the date hereof; provided, that nothing contained in this Section 6.1(l) shall limit the Company and its Subsidiaries from submitting bids for programs or contracts with respect to which the Company reasonably expects Parent or a Subsidiary of Parent to submit a bid; and

  (m) enter into a legally binding commitment with respect to, or any agreement to take, any of the foregoing actions.

  SECTION 6.2. ACQUISITION PROPOSALS.

  (a) The Company and its officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as defined in Section 6.2(b) hereof). The Company and its Subsidiaries will not, and will use their best efforts to cause their respective officers, directors, employees and investment bankers, attorneys, accountants or other agents retained by the Company or any of its Subsidiaries not to, (i) initiate or solicit, directly or indirectly, any inquiries with respect to, or the making of, any Acquisition Proposal, or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any Third Party (as defined in Section 8.3(b) hereof) relating to an Acquisition Proposal (other than the transactions contemplated hereby and by the Ancillary Agreements). Notwithstanding anything to the contrary contained in this
Section 6.2, the Company may furnish information to, and participate in discussions or negotiations (including, as a part thereof, making any counter-proposal) with, any Third Party which submits an unsolicited written Acquisition Proposal to the Company if the Company's Board of Directors by a majority vote determines in its good faith judgment, based as to legal matters upon the written opinion of legal counsel, that the failure to furnish such information or participate in such discussions or negotiations would likely constitute a breach of the Board's fiduciary duties under applicable Law; provided, that nothing herein shall prevent the Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14D-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided further, that the Board shall not recommend that the shareholders of the Company tender their Shares in connection with any such tender offer unless the Board by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would likely constitute a breach of the Board's fiduciary duty; provided further, that the Company shall not enter into any agreement with respect to any Acquisition Proposal except concurrently with or after the termination of this Agreement (except with respect to confidentiality and standstill agreements to the extent expressly provided below). The Company shall promptly provide Parent with a copy of any written Acquisition Proposal received and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the terms thereof. The Company shall promptly inform Parent of the status and content of any discussions regarding any Acquisition Proposal with a Third Party. In no event shall the Company provide non-public information regarding the Retained Business to any Third Party making an Acquisition Proposal unless such party enters into a confidentiality agreement containing provisions designed to reasonably protect the confidentiality of such information. In the event that following the date hereof the Company enters into a confidentiality agreement with any Third Party which does not include terms and conditions which are substantially similar to the provisions of Paragraph No. 7 (the "STANDSTILL PROVISIONS") of the letter agreement, dated as of December 4, 1995, between the Company and Parent (the "CONFIDENTIALITY AGREEMENT"), then Parent and its affiliates shall be released from their obligations under such Standstill Provisions to the same extent as such third party.

  (b) For purposes of this Agreement, the term "ACQUISITION PROPOSAL" shall mean any bona fide proposal, whether in writing or otherwise, made by a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the Assets of, or any material equity interest in, any of the Company, a Retained Subsidiary or the Retained Business pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of Assets, tender offer or exchange offer or similar transaction involving either the Company, a Retained Subsidiary or the Retained Business, including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of any material portion of the Assets of, or any material portion of the equity interest in, either the Company, a Retained Subsidiary or the Retained Business (other than the transactions contemplated by this Agreement and the Ancillary Agreements); provided, that the term "ACQUISITION PROPOSAL" shall not include any transactions which relate solely to the businesses to be owned by Spinco and the Spinco Companies following the Spin-Off and which could not have an adverse effect on the consummation of the Offer, the Merger, the Spin-Off or the transactions contemplated hereby.

  SECTION 6.3. ACCESS TO INFORMATION.

  (a) Between the date of this Agreement and the Effective Time, upon reasonable notice and at reasonable times, and subject to any access, disclosure, copying or other limitations imposed by applicable Law or any of the Company's or its Subsidiaries' contracts, the Company will give Parent and its authorized representatives reasonable access to all offices and other facilities and to all books and records of it and its Subsidiaries, and will permit Parent to make such inspections as it may reasonably require, and will cause its officers and those of its Subsidiaries to furnish Parent with (i) such financial and operating data and other information with respect to the Company and its Subsidiaries as Parent may from time to time reasonably request, or (ii) any other financial and operating data which materially impacts the Company and its Subsidiaries. Parent and its authorized representatives will conduct all such inspections in a manner which will minimize any disruptions of the business and operations of the Company and its Subsidiaries.

  (b) Parent, Purchaser and the Company agree that the provisions of the Confidentiality Agreement shall remain binding and in full force and effect (subject, however, to the provisions of Section 6.2(a) hereof) and that the terms of the Confidentiality Agreement are incorporated herein by reference.

  SECTION 6.4. REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement and without limitation to the provisions of Section 6.6 hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements (including, without limitation, (i) cooperating in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Form 10, the Information Statement and any amendments to any thereof; (ii) cooperating in making available information and personnel in connection with presentations, whether in writing or otherwise, to prospective lenders to Parent and Purchaser that may be asked to provide financing for the transactions contemplated by this Agreement; (iii) taking of all action reasonably necessary, proper or advisable to secure any necessary consents or waivers under existing debt obligations of the Company and its Subsidiaries or amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations; (iv) contesting any pending legal proceeding relating to the Offer, the Merger or the Spin-Off; and (v) executing any additional instruments necessary to consummate the transactions contemplated hereby and thereby). In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use all reasonable efforts to take all such necessary action.

  SECTION 6.5. CONSENTS. Each of the Company, Parent and Purchaser shall cooperate and use their respective reasonable efforts to make all filings and obtain all consents and approvals of governmental authorities (including, without limitation, the Federal Communication Commission ("FCC")) and other third parties necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other persons may reasonably request in connection with the foregoing.

  SECTION 6.6. ANTITRUST FILINGS.

  (a) In addition to and without limiting the agreements of Parent and Purchaser contained in Section 6.5 hereof, Parent, Purchaser and the Company will (i) take promptly all actions necessary to make the filings required of Parent, Purchaser or any of their affiliates under the applicable Antitrust Laws (as defined in Section 6.6(e) hereof), (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Parent, Purchaser or any of their affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and from the Commission or other foreign governmental or regulatory authority pursuant to Antitrust Laws, and (iii) cooperate with the Company in connection with any filing of the Company under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement or the Ancillary Agreements commenced by any of the Federal Trade Commission, the Antitrust Division of the Department of Justice, state attorneys general, the Commission, or other foreign governmental or regulatory authorities.

  (b) In furtherance and not in limitation of the covenants of Parent and Purchaser contained in Section 6.5 and Section 6.6(a) hereof, Parent, Purchaser and the Company shall each use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Offer, the Spin-Off, the Merger or any other transactions contemplated by this Agreement or the Ancillary Agreements under any Antitrust Law. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Offer, the Spin-Off, the Merger or any other transactions contemplated by this Agreement or the Ancillary Agreements as violative of any Antitrust Law, Parent, Purchaser and the Company shall each cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (any such decree, judgment, injunction or other order is hereafter referred to as an "ORDER") that is in effect and that restricts, prevents or prohibits consummation of the Offer, the Spin-Off, the Merger or any other transactions contemplated by this Agreement or the Ancillary Agreements, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal. Parent and Purchaser shall each also use their respective reasonable efforts to take all reasonable action, including, without limitation, agreeing to hold separate or to divest any of the businesses or Assets of Parent or Purchaser or any of their affiliates, or, following the consummation of the Offer or the Effective Time, of the Company or any of the Retained Subsidiaries, as may be required (i) by the applicable governmental or regulatory authority (including without limitation the Federal Trade Commission, the Antitrust Division of the Department of Justice, any state attorney general or any foreign governmental or regulatory authority) in order to resolve such objections as such governmental or regulatory authority may have to such transactions under any Antitrust Law, or (ii) by any domestic or foreign court or other tribunal, in any action or proceeding brought by a private party or governmental or regulatory authority challenging such transactions as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any Order that has the effect of restricting, preventing or prohibiting the consummation of the Offer, the Spin-Off, the Merger or any other transactions contemplated by this Agreement or the Ancillary Agreements; provided, that Parent shall not be required to take any action, divest any Asset or enter into any consent decree if the taking of such action, disposing of such Asset or entering into such decree would have a Significant Adverse Effect. "SIGNIFICANT ADVERSE EFFECT" shall mean any change or effect that, in Parent's judgment, is reasonably likely to adversely affect in a substantial way the benefits and opportunities which Parent reasonably expects to receive from the acquisition of the Retained Business or from Parent's current business.

  (c) Each of the Company, Parent and Purchaser shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Commission or any other governmental or regulatory authority regarding any of the transactions contemplated hereby. Parent and/or Purchaser will promptly advise the Company with respect to any understanding, undertaking or agreement (whether oral or written) which it proposes to make or enter into with any of the foregoing parties with regard to any of the transactions contemplated hereby.

  (d) "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, EC Merger Regulations and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

  SECTION 6.7. PUBLIC ANNOUNCEMENTS. Parent, Purchaser and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer, the Spin-Off or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or by obligations pursuant to any listing agreement with any securities exchange.

  SECTION 6.8. EMPLOYEE AGREEMENTS.

  (a) Prior to the Spin-Off, the Company shall use its best efforts to, and shall use its best efforts to cause its Subsidiaries to, assign to Spinco or Subsidiaries of Spinco or terminate all employment agreements with employees of the Company who are not Retained Employees (the "EMPLOYMENT AGREEMENTS") and all individual severance agreements with employees of the Company who are not Retained Employees (the "SEVERANCE AGREEMENTS"). The parties hereto acknowledge and agree that, whether or not such Employment Agreements and Severance Agreements are so assigned or terminated, all Liabilities under or arising from such Employment Agreements and Severance Agreements other than as expressly contemplated in the Distribution Agreement or by this Section 6.8 shall be deemed to be Spinco Liabilities (as defined in the Distribution Agreement), with respect to which Spinco shall indemnify the Company and Parent as provided therein.

  (b) Parent acknowledges and agrees that all employment agreements and severance agreements with the Retained Employees will be binding and enforceable obligations of the Surviving Corporation, except as the parties thereto may otherwise agree. The parties hereto acknowledge and agree that all Liabilities under or arising from such agreements with the Retained Employees from and after the consummation of the Offer shall be deemed to be Company Liabilities (as defined in the Distribution Agreement), with respect to which the Company and Parent shall indemnify Spinco as provided therein.

  (c) (i) Parent agrees to cause the Company to pay in cash to each Company Bonus Employee (as defined below) to the extent not previously paid, all bonus compensation payable with respect to the fiscal year of the Company ending March 31, 1996 under any bonus program of the Company or its Subsidiaries in which such Company Bonus Employee participated prior to the consummation of the Offer or under any employment agreement. Such bonus compensation shall be paid at the time or times that comparable bonus compensation was paid to any similarly situated employee after March 31, 1995 with respect to the fiscal year ended March 31, 1995. Bonus compensation which is based on objective criteria shall be calculated and paid in accordance with such criteria. With respect to bonus compensation which is wholly or partially discretionary, such bonus compensation shall be determined and paid on a basis consistent with past practices of the Company. Subject to Section 6.8(c)(iii), the amount of discretionary bonus compensation to be paid to any Company Bonus Employee shall be determined by the Chief Executive Officer of the Company in office immediately prior to the date of the consummation of the Offer or by his designee. "COMPANY BONUS EMPLOYEE" means a person, other than a Spinco Employee, employed by the Company or any of its Subsidiaries immediately prior to the date the Offer is consummated, who was eligible to receive a bonus under any bonus program of the Company or any of its Subsidiaries in effect at December 31, 1995, or under any employment agreement in effect on such date, with respect to the fiscal year ending March 31, 1996.

    (ii) Spinco agrees to pay in cash to each Spinco Bonus Employee (as defined in this Section 6.8(c)(ii)) to the extent not previously paid, all bonus compensation payable with respect to the fiscal year of the Company ending March 31, 1996 under any bonus program of the Company or its Subsidiaries in which such Spinco Bonus Employee participated prior to the consummation of the Offer or under any employment agreement. Such bonus compensation shall be paid at the time or times that comparable bonus compensation was paid to any similarly situated employee after March 31, 1995 with respect to the fiscal year ended March 31, 1995. Bonus compensation which is based on objective criteria shall be calculated and paid in accordance with such criteria. With respect to bonus compensation which is wholly or partially discretionary, such bonus compensation shall be determined and paid on a basis consistent with past practices of the Company. Subject to Section 6.8(c)(iii), the amount of discretionary bonus compensation to be paid to any Spinco Bonus Employee shall be determined by Spinco. "SPINCO BONUS EMPLOYEE" means any Spinco Employee employed by the Company or any of its Subsidiaries immediately prior to the date the Offer is consummated, who was eligible to receive a bonus under any bonus program of the Company or any of its Subsidiaries in effect at December 31, 1995, or under any employment agreement in effect on such date, with respect to the fiscal year ending March 31, 1996. Upon payment of such bonuses to Spinco Bonus Employees, Spinco shall submit to Parent a statement showing the individual and aggregate bonus amounts paid to Spinco Bonus Employees, and Parent shall thereupon promptly pay to Spinco (or cause the Company to pay to Spinco) the aggregate amount of bonuses so paid; provided, that if the consummation of the Offer occurs prior to March 31, 1996, the amount of such reimbursement shall be a prorated amount of the aggregate bonus amounts so paid, based on a fraction, the numerator of which is the number of days of the Company's fiscal year ending March 31, 1996 which had elapsed as of the consummation of the Offer, and the denominator of which is 365.

    (iii) The aggregate amount of discretionary bonuses payable to all Company Bonus Employees and Spinco Bonus Employees as a group for the fiscal year ending March 31, 1996 shall not exceed a dollar amount to be mutually agreed to by the Chief Executive Officer of Parent and the Chief Executive Officer of Spinco; provided, that in the event the Chief Executive Officer of Parent and the Chief Executive Officer of Spinco cannot agree on such dollar amount, the maximum aggregate amount of discretionary bonuses payable to Company Bonus Employees and Spinco Bonus Employees shall be based on the aggregate amount of discretionary bonuses paid to all such employees for the Company's fiscal year ending March 31, 1995, increased by a percentage equal to the average of the percentage increases in discretionary bonuses paid to all such employees over the Company's three fiscal years ending March 31, 1993, 1994 and 1995.

  (d) Pursuant to the "change of control" provisions of the Restated Employment Agreement between the Company and Bernard L. Schwartz dated April 1, 1990, as amended June 14, 1994, the Company shall, subject to the following sentences of this Section 6.8(d), make a cash payment to Mr. Schwartz upon consummation of the Offer, calculated in accordance with such agreement, less $18 million. The Company also may make a cash payment of a bonus (inclusive of the amount paid to Mr. Schwartz pursuant to the preceding sentence, the "TRANSACTION BONUS") to Transaction Bonus Employees (as defined below) other than Mr. Schwartz; provided, that the aggregate Transaction Bonus paid shall not exceed $40 million; and provided further, that the Transaction Bonus payable to any Transaction Bonus Employee shall not exceed the maximum amount which can be paid at such time without such amounts being treated as "excess parachute payments" within the meaning of Section 280G of the Code, taking into account all payments made on or prior to the time the Transaction Bonus is paid (including the value of accelerated vesting of stock options or restricted shares granted under the 1987 Plan determined in accordance with proposed regulations promulgated under Section 280G of the Code) which constitute parachute payments for purposes of Section 280G of the Code. The Transaction Bonus may be paid by the Company, in its discretion, prior to, on or immediately following, the date the Offer is consummated. "TRANSACTION BONUS EMPLOYEE" means Mr. Schwartz and each person employed by the Company or any of its Subsidiaries on or prior to the date the Offer is consummated who is selected by Mr. Schwartz to receive a Transaction Bonus.

  (e) The Company may provide for employment protection payments to be made to certain Company employees upon qualifying terminations of employment pursuant to "Employment Protection Agreements" and an "Employment Protection Plan," (each substantially in the forms attached hereto as Exhibits C and D, respectively; together, the "EMPLOYMENT PROTECTION ARRANGEMENTS") occurring after a change in control of the Company; provided, that (i) neither the execution of this Agreement and the Distribution Agreement, nor any transaction contemplated thereby, shall constitute a change in control of the Company for any purpose under the Employment Protection Arrangements or give rise to any rights thereunder and (ii) the Employment Protection Arrangements shall terminate as of the consummation of the Offer and no rights thereunder shall continue after the consummation of the Offer.

  SECTION 6.9. EMPLOYEE BENEFITS.

  (a) Prior to the Effective Time, the Company shall adopt a severance plan substantially in the form attached hereto as Exhibit E (the "SUPPLEMENTAL SEVERANCE PLAN") covering up to 150 employees of the Company or its Subsidiaries selected by the Company prior to the Effective Time.

  (b) Except with respect to accruals under any defined benefit pension plans, Parent will, or will cause the Company to, give Retained Employees full credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by the Parent, the Company or any Subsidiary of Parent or Company for such Retained Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time. Parent will, or will cause the Company to, (i) waive all limitations as to pre-existing conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees under any welfare plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Retained Employees immediately prior to the Effective Time, and (ii) provide each Retained Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

  SECTION 6.10. ANCILLARY AGREEMENTS; SPIN-OFF.

  (a) Simultaneously with the execution hereof, the Company and certain of its Subsidiaries are entering into the Distribution Agreement. Immediately prior to the Record Date, the Company, Spinco and certain other parties will enter into the Tax Sharing Agreement. From and after the Effective Time, Parent shall cause the Surviving Corporation to perform any and all obligations and agreements of the Company set forth herein or in the Ancillary Agreements or in any other agreements contemplated herein or therein.

  (b) Parent and Purchaser accept and agree that, subject to the provisions of the Distribution Agreement, the form of certificate of incorporation and by-laws of Spinco adopted in contemplation of the Spin-Off shall be as agreed to by the Company and Spinco in their sole discretion; provided, that nothing in the certificates of incorporation and by-laws shall adversely affect or otherwise limit (i) Spinco's ability to perform its obligations under the Ancillary Agreements or the other agreements contemplated by the Distribution Agreement or (ii) the Company's or its affiliates' rights under the Stockholders Agreement.

  (c) In no event shall Parent or Purchaser or any of their Subsidiaries be entitled to receive any shares of Spinco Common Stock as a distribution with respect to Shares purchased upon consummation of the Offer. If, for any reason, any shares of Spinco Common Stock distributed in the Spin-Off are received by Parent or Purchaser or any of their Subsidiaries with respect to Shares acquired by Purchaser in the Offer, then Parent or Purchaser shall convey, on behalf of the Company, such shares of Spinco to the stockholders of the Company who would have otherwise received such shares of Spinco pursuant to the Distribution Agreement; provided, that the foregoing provisions shall not apply with respect to Shares held by Parent or any of its Subsidiaries prior to the date hereof.

  (d) If the Company reasonably determines that the Spin-Off may not be effected without registering the shares of common stock of Spinco to be distributed in the Spin-Off pursuant to the Securities Act, the Company,

Parent and Purchaser, as promptly as practicable, shall use their respective best efforts to cause the shares of Spinco to be registered pursuant to the Securities Act and thereafter effect the Spin-Off in accordance with the terms of the Distribution Agreement including, without limitation, by preparing and filing on an appropriate form a registration statement under the Securities Act covering the shares of Spinco and using their respective best efforts to cause such registration statement to be declared effective and preparing and making such other filings as may be required under applicable state securities Laws.

  (e) Parent shall, and shall cause the Surviving Corporation to, treat the Spin-Off for purposes of all federal and state taxes as an integrated transaction with the Offer and the Merger and thus report the Spin-Off as a constructive redemption of a number of Shares equal in value to the value of the Spinco Common Stock distributed in the Spin-Off.

  SECTION 6.11. RETAINED BUSINESS FINANCIAL STATEMENTS. The Company will forthwith prepare, and retain Coopers & Lybrand L.L.P. to audit, balance sheets for the Retained Business as at March 31, 1993, March 31, 1994, March 31, 1995 and the Effective Time, together with statements of operations and cash flows for the periods then ended (collectively, the "RETAINED BUSINESS FINANCIAL STATEMENTS"). The Company hereby agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to assist and otherwise cause Coopers & Lybrand L.L.P. to complete the audit of the Retained Business Financial Statements as promptly as reasonably practicable, but in no event later than 45 days after the date of this Agreement; provided, that with respect to the period ended the Effective Time, the information will be provided no later than 15 days prior to the latest date on which Parent may file a Current Report on Form 8-K with respect to the Merger and still be in compliance with the regulations promulgated by the SEC under the Exchange Act. The Company will pay the fees and expenses for auditing the Retained Business Financial Statements. The Company also agrees to provide promptly to Parent such quarterly unaudited financial information relating to the Retained Business and covering the period ending December 31, 1995 and the quarterly and annual periods following the date hereof within five days after the filing by the Company with the SEC of its quarterly reports on Form 10-Q and Annual Report on Form 10-K, as the case may be.

  SECTION 6.12. REDEMPTION OF RIGHTS. At Parent's request, the Company will take such action as Parent may request to effectuate the redemption, at any time before the purchase by Purchaser pursuant to the Offer of at least a majority of the outstanding Shares, of the Rights (as defined in the Rights Agreement).

  SECTION 6.13. PRE-CLOSING CONSULTATION. Following the date hereof and prior to the Effective Time, the Company shall designate a senior officer of the Company (the "COMPANY REPRESENTATIVE") to consult with an officer of Parent designated by Parent (the "PARENT REPRESENTATIVE") with respect to major business decisions to be made concerning the operation of the Retained Business. Such consultation shall be made on as frequent a basis as may be reasonably requested by Parent. The parties hereto acknowledge and agree that the agreements set forth in this Section 6.13 shall be subject to any restrictions or limitations required under applicable Law.

  SECTION 6.14. INDEMNIFICATION.

  (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (the "INDEMNIFIED PARTIES") against all losses, claims, damages, expenses or liabilities arising out of or related to actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Restated Certificate of Incorporation and By-Laws and agreements in effect as of December 31, 1995 (to the extent consistent with applicable Law), which provisions will survive the Merger and continue in full force and effect after the Effective Time. Without limiting the foregoing, (i) Parent shall, and shall cause the Surviving Corporation to, periodically advance expenses (including attorney's fees) as incurred by an Indemnified Person with respect to the foregoing to the full extent permitted under the Company's Restated Certificate of Incorporation and By-Laws in effect on the date hereof (to the extent consistent with applicable
Law) and (ii) any determination required to be made with respect to whether an Indemnified Party shall be entitled to indemnification shall, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and reasonably satisfactory to such Indemnified Party. Parent hereby guarantees the obligation of the Surviving Corporation provided for under this Section 6.14(a); provided, that the guarantee obligation of Parent provided for herein shall, in the aggregate, be limited to an amount equal to the Net Worth of the Company. "NET WORTH OF THE COMPANY" means an amount equal to (i) the aggregate value of the consolidated assets of the Retained Business less (ii) the aggregate value of the consolidated liabilities of the Retained Business, each as reflected on the books and records of the Company as of the most recent quarterly period ended prior to the date of the consummation of the Offer.

  (b) For a period of six years after the Effective Time, Parent shall use reasonable efforts to cause to be maintained in effect the current policies of directors and officers liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (the "MAXIMUM AMOUNT"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall maintain the most advantageous policies of directors, and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

  (c) The provisions of this Section 6.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

  SECTION 6.15 BOARD OF DIRECTORS OF PARENT. Upon the consummation of the Offer or as soon as practicable thereafter, Parent shall use its best efforts and take all reasonable steps to cause (a) Bernard L. Schwartz to be appointed a member and Vice Chairman and Frank C. Lanza to be appointed a member, of the Board of Directors of Parent; and (b) the bylaws of Parent to be amended to modify the eligibility requirements of directors to permit Mr. Schwartz to continue to be eligible to serve as a director through 2001, without prejudice or commitment with respect to any further continuation of eligibility thereafter.

  SECTION 6.16 STANDSTILL PROVISIONS. The restrictions on Parent and its affiliates contained in the Standstill Provisions (as defined in Section 6.2(a) hereof) (the "RESTRICTIONS") are hereby waived and Parent and Purchaser are hereby released therefrom (a) as of and after the date hereof to the extent necessary to permit Parent and Purchaser to comply with their respective obligations and to enable Parent and Purchaser to exercise any of their respective rights, under or as contemplated by this Agreement; and (b) as of and after the termination of this Agreement (other than by the Company pursuant to Section 8.1(f) hereof) if at such time or thereafter there is proposed a Third Party Acquisition (as defined in Section 8.3(b) hereof); provided, that the Restrictions shall not be waived under this Section 6.16(b) with respect to any proposal by Parent, Purchaser and their affiliates to acquire, directly or indirectly, both the Retained Business and all or substantially all of the Spinco Business, whether by merger, consolidation or otherwise, unless the proposed Third Party Acquisition also contemplates a transaction or series of transactions in which both the Retained Business and all or substantially all of the Spinco Business would be acquired, directly or indirectly, by the Third Party or its affiliates.

  SECTION 6.17 EFFECTIVENESS OF RIGHTS AGREEMENT. On or before January 10, 1996 the Company shall execute and deliver, and cause a person qualified to be the Rights Agent under the Rights Agreement to execute and deliver, each of the Rights Agreement and the Rights Amendment so that each shall be valid and binding agreements of the Company.

                                  ARTICLE VII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

  SECTION 7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) This Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable Law, if required by applicable Law;

  (b) No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger;

  (c) Any waiting period applicable to the Merger under the Antitrust Laws shall have terminated or expired and all approvals required under the Antitrust Laws shall have been received;

  (d) The Spin-Off shall have been consummated in all material respects; and

  (e) The Offer shall not have been terminated in accordance with its terms prior to the purchase of any Shares.

  SECTION 7.2. CONDITIONS TO THE OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) The representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time; and

  (b) Each of Parent and Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

  Parent and Purchaser will furnish the Company with such certificates and other documents to evidence the fulfillment of the conditions set forth in this Section 7.2 as the Company may reasonably request.

  SECTION 7.3. CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER TO EFFECT THE MERGER. The obligations of Parent and Purchaser to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as such time;

  (b) The Company shall have delivered to Purchaser and (i) Bank of America, Illinois (formerly known as Continental Bank, National Association), one or more opinions of counsel acceptable to Bank of America, Illinois, stating that the Merger complies with (A) Article IV of the Indenture dated as of January 15, 1992 between the Company and Continental Bank, National Association, as trustee; and (B) Article Nine of the Indenture dated as of September 1, 1993 between the Company and Continental Bank, National Association, as trustee, as supplemented by a First Supplemental Indenture dated as of June 1, 1994 between the Company and Continental Bank, National Association, as trustee; and (ii) NationsBank of Georgia, National Association, an opinion of counsel acceptable to NationsBank of Georgia, National Association, stating that the Merger complies with Article Nine of the Indenture dated as of November 1, 1992 between the Company and NationsBank of Georgia, National Association, as trustee (collectively, the "PUBLIC INDENTURE MERGER OPINIONS");

  (c) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

  The Company will furnish Parent and Purchaser with such certificates and other documents to evidence the fulfillment of the conditions set forth in this Section 7.3 as Parent or Purchaser may reasonably request.

  SECTION 7.4. EXCEPTION. The conditions set forth in Sections 7.2 and 7.3 hereof shall cease to be conditions to the obligations of any of the parties hereto if Purchaser shall have accepted for payment and paid for Shares validly tendered pursuant to the Offer or if Purchaser fails to accept for payment any Shares pursuant to the Offer in violation of the terms thereof.

                                 ARTICLE VIII

                        TERMINATION; AMENDMENT; WAIVER

  SECTION 8.1. TERMINATION. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time (notwithstanding approval of the Merger by the stockholders of the Company) prior to the Effective Time:

  (a) by mutual written consent of Parent, Purchaser and the Company;

  (b) by Parent, Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer, the Spin-Off or the Merger and such order, decree, ruling or other action is or shall have become nonappealable;

  (c) by Parent or Purchaser if due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Exhibit B hereto, Purchaser shall have (i) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (ii) terminated the Offer or (iii) failed to pay for Shares pursuant to the Offer prior to June 30, 1996;

  (d) by the Company if (i) there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company and Purchaser shall have (A) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (B) terminated the Offer or (C) failed to pay for Shares pursuant to the Offer prior to June 30, 1996 or (ii) prior to the purchase of Shares pursuant to the Offer, a Third Party shall have made a bona fide offer that the Board of Directors of the Company by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of legal counsel, is a Higher Offer (as defined in Section 8.3(b) hereof); provided, that such termination under this clause (ii) shall not be effective until payment of the fee required by Section 8.3(a) hereof;

  (e) by Parent or Purchaser prior to the purchase of Shares pursuant to the Offer, if (i) there shall have been a breach of any representation or warranty on the part of the Company or Spinco under either this Agreement or the Distribution Agreement having a Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer,
(ii) there shall have been a breach of any covenant or agreement on the part of the Company or Spinco under either this Agreement or the Distribution Agreement resulting in a Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer, which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two Business Days prior to the date on which the Offer expires, (iii) the Company shall engage in Active Negotiations (as defined in Section 8.3(b) hereof) with a Third Party with respect to a Third Party Acquisition (as defined in Section 8.3(b) hereof), (iv) the Board of Directors of the Company shall have withdrawn or modified (including by amendment of Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, the Spin-Off, the Merger, this Agreement or the Distribution Agreement, shall have recommended to the Company's stockholders another offer, shall have authorized the redemption of any Rights (whether or not in accordance with Section 6.1(k) hereof) after the Company's receipt of an Acquisition Proposal or shall have adopted any resolution to effect any of the foregoing or (v) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer at least two-thirds of the Shares, determined on a fully diluted basis, and on or prior to such date an entity or group (other than Parent or Purchaser) shall have made and not withdrawn a proposal with respect to a Third Party Acquisition; or

  (f) by the Company if (i) there shall have been a breach of any representation or warranty in this Agreement or the Distribution Agreement on the part of Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer or (ii) there shall have been a material breach of any covenant or agreement in this Agreement or the Distribution Agreement on the part of Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer which shall not have been cured prior to the earliest of (A) 10 days following notice of such breach and (B) two Business Days prior to the date on which the Offer expires.

  SECTION 8.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 8.2 and Sections 6.3(b), 6.14, 8.3, 9.3 and
9.11 hereof. Nothing contained in this Section 8.2 shall relieve any party from Liability for any breach of this Agreement.

  SECTION 8.3 FEES AND EXPENSES.

  (a) If:

    (i) Parent or Purchaser terminates this Agreement pursuant to Section 8.1(e)(ii), (iii) or (v) hereof and within 12 months thereafter the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, involving any party (or any affiliate thereof) (A) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (B) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (C) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (A), (B) and (C) after the date hereof and prior to such termination; or

    (ii) Parent or Purchaser terminates this Agreement pursuant to Section 8.1(e)(iii) or (v) hereof and, within 12 months thereafter, a Third Party Acquisition shall occur involving a Higher Offer; or

    (iii) Parent or Purchaser terminates this Agreement pursuant to Section 8.1(e)(iv) hereof; or

    (iv) the Company terminates this Agreement pursuant to Section 8.1(d)(ii) hereof;

then, in each case, the Company shall pay to Parent, within one Business Day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with such determination pursuant to Section 8.1(d)(ii), a fee, in cash, of $175 million; provided, that the Company in no event shall be obligated to pay more than one such $175 million fee with respect to all such agreements and occurrences and such termination.

  (b) "ACTIVE NEGOTIATIONS" means negotiations with a Third Party that has proposed a Third Party Acquisition or made an Acquisition Proposal, or with such Third Party's agents or representatives with respect to the substance of such Third Party Acquisition or Acquisition Proposal, but will not include (x) communications in connection with, or constituting, the furnishing of information pursuant to a confidentiality agreement as contemplated by Section 6.2(a) hereof or (y) communications that include no more than an explicit bona fide rejection of such proposal and a very brief statement of the reasons therefor. "THIRD PARTY ACQUISITION" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes for these purposes a "person" as defined in Section 13(d)(3) of the Exchange Act) or entity other than Parent, Purchaser or any affiliate thereof (a "THIRD PARTY"); (ii) the acquisition by a Third Party of more than 30% of the total Assets of the Company and its Subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 30% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the purchase by the Company or any of its Subsidiaries of more than 20% of the outstanding Shares. "HIGHER OFFER" means any Third Party Acquisition which reflects a higher value for the Shares than the aggregate value being provided pursuant to the transactions contemplated by this Agreement and the Ancillary Agreements including, without limitation, the shares of Spinco Common Stock distributed in the Spin-Off. Prior to the termination of this Agreement by the Company pursuant to Section 8.1(d)(ii) hereof, the Board of Directors shall provide a reasonable opportunity to a nationally recognized investment banking firm selected by Parent, Purchaser or their designee (the "IB") to evaluate the proposed Third Party Acquisition, to determine whether it is a Higher
Offer and to advise the Board of Directors of the Company of the basis for and results of its determination. The Company agrees to cooperate and cause the Company's financial advisors to cooperate with the IB (including, without limitation, providing the IB with full access to all such information which the IB deems relevant and which the IB agrees to keep confidential) to the extent reasonably requested by the IB. The fees and expenses incurred by the IB shall be paid by Parent. Nothing contained in this Section 8.3(b) shall prevent Parent and Purchaser from challenging, by injunction or otherwise, the termination or attempted termination of this Agreement pursuant to Section 8.3(d)(ii) hereof.

  (c) If this Agreement is terminated pursuant to Sections 8.1(e)(i) or 8.1(e)(ii) (the "DESIGNATED TERMINATION PROVISIONS") or Parent is entitled to receive the $175 million fee under Section 8.3(a) hereof, then the Company shall reimburse Parent, Purchaser and their affiliates (not later than one Business Day after submission of statements therefore) for actual documented out-of-pocket fees and expenses, not to exceed $45 million, actually incurred by any of them or on their behalf in connection with the Offer, the proposed Merger and the proposed Spin-Off and the transactions contemplated by this Agreement and the Distribution Agreement (including, without limitation, fees payable to financing sources, investment bankers (including to the IB), counsel to any of the foregoing and Accountants), whether incurred prior to or after the date hereof. The Company shall in any event pay the amount requested (not to exceed $45 million) within one Business Day of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course.

  (d) Except as specifically provided in this Section 8.3 and except as otherwise specifically provided in the Distribution Agreement, each party shall bear its own respective expenses incurred in connection with this Agreement, the Offer and the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

  (e) Notwithstanding anything to the contrary contained in this Agreement, upon payment by the Company of the amounts referred to in this Section 8.3(a), the Company shall be released from all Liability hereunder, including any Liability for any claims by Parent, Purchaser or any of their affiliates based upon or arising out of any breach of this Agreement or any Ancillary Agreement. The parties agree that reimbursement of Parent's expenses pursuant to Section 8.3(c) hereof in connection with a termination of this Agreement pursuant to any of the Designated Termination Provisions does not constitute the payment of liquidated damages and, except to the extent of the payment thereunder, shall not limit the Liability of the Company for any claims by Parent, Purchaser or any of their affiliates based upon or arising out of any breach of this Agreement or any Ancillary Agreement.

  SECTION 8.4. AMENDMENT. This Agreement may be amended by action taken by the Company, Parent and Purchaser at any time before or after adoption of the Merger by the stockholders of the Company, if any; provided that (a) in the event that any persons designated by Parent pursuant to Section 1.4 hereof (such directors are hereinafter referred to as the "DESIGNATED DIRECTORS") constitute in their entirety a majority of the Company's Board of Directors, no amendment shall be made which decreases the cash price per Share or which adversely affects the rights of the Company's stockholders hereunder without the approval of a majority of the Continuing Directors (as hereafter defined) if at the time there shall be any Continuing Directors and (b) after the date of adoption of the Merger by the stockholders of the Company, no amendment shall be made which decreases the cash price per Share or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties. For purposes hereof, the term "CONTINUING DIRECTOR" shall mean (a) any member of the Board of Directors of the Company as of the date hereof, (b) any member of the Board of

Directors of the Company who is unaffiliated with, and not a Designated Director or other nominee of, Parent or Purchaser or their respective Subsidiaries, and (c) any successor of a Continuing Director who is (i) unaffiliated with, and not a Designated Director or other nominee of, Parent or Purchaser or their respective Subsidiaries and (ii) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

  SECTION 8.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other parties hereto contained herein; provided that (x) in the event that any Designated Directors constitute in their entirety a majority of the Company's Board of Directors, no extensions or waivers shall be made which adversely affect the rights of the Company's stockholders hereunder without the approval of a majority of the Continuing Directors if at the time there shall be any Continuing Directors and (y) after the date of adoption of the Merger by the stockholders of the Company, no extensions or waivers shall be made which adversely affect the rights of the Company's stockholders hereunder without the approval of such stockholders. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                                 MISCELLANEOUS

  SECTION 9.1. SURVIVAL. Except as otherwise expressly set forth in the Distribution Agreement, the representations, warranties, covenants and agreements made herein shall not survive beyond the Effective Time; provided, that the covenants and agreements contained in Sections 2.7, 2.10, 3.1, 3.2, 6.3(b), 6.4, 6.5, 6.6, 6.8, 6.9, 6.10, 6.14, 8.2, 8.3, 8.4, 8.5, 9.3, 9.5 and
9.11 hereof shall survive beyond the Effective Time without limitation.

  SECTION 9.2. ENTIRE AGREEMENT. Except for the provisions of the Confidentiality Agreement which shall continue in full force and effect, this Agreement (including the schedules and exhibits and the agreements and other documents referred to herein, including, without limitation, the Ancillary Agreements) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior negotiations, commitments, agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

  SECTION 9.3. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (regardless of the Laws that might otherwise govern under applicable principles of conflicts
Law) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

  SECTION 9.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five Business Days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) If to the Parent or Purchaser, to:

    Lockheed Martin Corporation
    6801 Rockledge Drive
    Bethesda, Maryland 20817
    Telephone: (301) 897-6125
    Telecopy: (301) 897-6333
    Attention: General Counsel
    with a copy to:

    O'Melveny & Myers
    153 E. 53rd Street
    New York, New York 10022
    Telephone: (212) 326-2000
    Telecopy: (212) 326-2061
    Attention: C. Douglas Kranwinkle, Esq.
              Jeffrey J. Rosen, Esq.

    and to:

    Skadden, Arps, Slate, Meagher & Flom
    919 Third Avenue
    New York, New York 10022
    Telephone: (212) 735-3000
    Telecopy: (212) 735-2001
    Attention: Peter Allan Atkins, Esq.
              Lou R. Kling, Esq.

  (b) If to the Company, to:

    Loral Corporation
    600 Third Avenue
    New York, New York 10016
    Telephone: (212) 697-1105
    Telecopy: (212) 661-8988
    Attention: General Counsel

    with a copy to:

    Willkie Farr & Gallagher
    153 E. 53rd Street
    New York, New York 10022
    Telephone: (212) 821-8000
    Telecopy: (212) 821-8111
    Attention: Robert B. Hodes, Esq.
              Bruce R. Kraus, Esq.

  SECTION 9.5. SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that Parent may assign its rights and obligations hereunder or those of Purchaser to Parent or any subsidiary of Parent, and Spinco may assign its rights and obligations hereunder to any successor to Spinco, but in each case no such assignment shall relieve Parent, Purchaser or Spinco, as the case may be, of its obligations hereunder. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except for Sections 2.7, 2.10, 6.8 and 6.10 hereof nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

  SECTION 9.6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

  SECTION 9.7. INTERPRETATION. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Except as otherwise expressly provided in this Agreement, as used in this Agreement, the term "person" shall have the meaning assigned to that term in the Distribution Agreement.

  SECTION 9.8. SCHEDULES. The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

  SECTION 9.9. LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  SECTION 9.10. SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in New York. The parties hereto consent to personal jurisdiction in any such action brought in any state or federal court sitting in New York and to service of process upon it in the manner set forth in
Section 9.4 hereof.

  SECTION 9.11. BROKERAGE FEES AND COMMISSIONS. Except as set forth in Sections 4.18 and 5.6, the Company hereby represents and warrants to Parent with respect to the Company, and Parent hereby represents and warrants to the Company with respect to Parent and Purchaser, that no person or entity is entitled to receive from the Company or Parent and Purchaser, respectively, any investment banking, brokerage or finder's fee or fees for financial consulting or advisory services in connection with this Agreement and Plan of Merger or any of the transactions contemplated hereby.

        [The remainder of this page has been left blank intentionally.]

  IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                          Loral Corporation

                                          By: /s/ Michael B. Targoff
                                             ----------------------------------
                                                Name: Michael B. Targoff
                                                Title: Senior Vice President

                                          Lockheed Martin Corporation

                                          By: /s/ Marcus C. Bennett
                                             ----------------------------------
                                                Name: Marcus C. Bennett
                                                Title: Senior Vice President

                                          LAC Acquisition Corporation

                                          By: /s/ Frank H. Menaker, Jr.
                                             ----------------------------------
                                                Name: Frank H. Menaker, Jr.
                                                Title: Vice President

                                    EXHIBITS

Exhibit A............................... Tax Sharing Agreement
Exhibit B............................... Conditions to Offer
Exhibit C............................... Form of Employment Protection Agreement
Exhibit D............................... Employment Protection Plan
Exhibit E............................... Supplemental Severance Program

                                                                      EXHIBIT A

  Form of Tax Sharing Agreement, dated as of       , 1996 by and among Loral
Corporation, Loral Telecommunications Acquisition, Inc., Lockheed Martin Corporation and LAC Acquisition Corporation--Filed as Exhibit (C)(5) to the Tender Offer Statement on Schedule 14D-1 dated January 12, 1996.

                                                                       EXHIBIT B

                            CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for, and may delay the acceptance for payment of (whether or not the Shares have theretofore been accepted for payment), or the payment for, any Shares tendered, and may terminate or extend the Offer and not accept for payment any Shares, if:

    (i) immediately prior to the expiration of the Offer (as extended in accordance with the terms of the Offer), (A) any applicable waiting period under the Antitrust Laws shall not have expired or been terminated or any approvals required under the EC Merger Regulations shall not have been received, (B) the Record Date for the distribution of shares of Spinco common stock to stockholders of the Company pursuant to the Distribution Agreement shall not have been set by the Company's Board of Directors, (C) the Public Indenture Merger Opinions shall not have been delivered to Purchaser and the applicable Public Indenture trustees, or (D) the number of Shares validly tendered and not withdrawn when added to the Shares then beneficially owned by Parent does not constitute two-thirds of the Shares then outstanding and represent two-thirds of the voting power of the Shares then outstanding on a fully diluted basis on the date of purchase; OR

    (ii) on or after the date of this Agreement and prior to the acceptance for payment of Shares, any of the following conditions exist:

      (a) any of the representations or warranties of the Company contained in the Merger Agreement shall not have been true and correct at the date when made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall cease to be true and correct at any time prior to consummation of the Offer, except where the failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, that if any such failure to be so true and correct is curable by the Company through the exercise of its reasonable efforts, then Purchaser may not terminate the Offer under this subsection (a) until 10 Business Days after written notice thereof has been given to the Company by Parent or Purchaser and unless at such time the matter has not been cured; or

      (b) any of the representations or warranties of Spinco contained in the Distribution Agreement shall not have been true and correct at the date when made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall cease to be true and correct at any time prior to consummation of the Offer, except where the failure to be so true and correct would not individually or in the aggregate, have a Material Adverse Effect; provided that, if any such failure to be so true and correct is curable by Spinco through the exercise of its reasonable efforts, then Purchaser may not terminate the Offer under this subsection (b) until 10 Business Days after written notice thereof has been given to the Company by Parent or Purchaser and unless at such time the matter has not been cured; or

      (c) the Company shall have breached any of its covenants or agreements contained in the Merger Agreement, except for any such breaches that, individually or in the aggregate, would not have a Material Adverse Effect; provided that, if any such breach is curable by the Company through the exercise of its reasonable efforts, then Purchaser may not terminate the Offer under this subsection (c) until 10 Business Days after written notice thereof has been given to the Company by Parent or Purchaser and unless at such time the breach has not been cured; or

      (d) Spinco or the Company shall have breached any of its covenants or agreements contained in the Distribution Agreement, except for any such breaches that, individually or in the aggregate, would not have a Material Adverse Effect; provided, that if any such breach is curable by Spinco or the Company through the exercise of its reasonable efforts, then Purchaser may not terminate the Offer under this subsection (d) until 10 Business Days after written notice thereof has been given to the Company or Spinco, as the case may be, by Parent or Purchaser and unless at such time the breach has not been cured; or

      (e) there shall have been any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer, or any other legal action shall have been taken, by any state, federal or foreign government or governmental authority or by any U.S. court, other than the routine application to the Offer, the Merger or the Spin-Off of waiting periods under the HSR Act, that presents a substantial likelihood of (1) making the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibiting, restricting or significantly delaying consummation of the Offer, (2) imposing material limitations on the ability of Purchaser or Parent to acquire or hold or to exercise any rights of ownership of the Shares, or effectively to manage or control the Retained Business, the Company, the Retained Subsidiaries, Purchaser or any of their respective affiliates, which individually or in the aggregate could constitute a Significant Adverse Effect; or

      (f) any fact or circumstance exists or shall have occurred that has a Material Adverse Effect; or

      (g) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc., (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having a Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer, (4) any limitation or proposed limitation (whether or not mandatory) by any U.S. governmental authority or agency, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, (5) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index or (6) in the case of any of the situations described in clauses (1) through (5) inclusive, existing at the date of the commencement of the Offer, a material acceleration, escalation or worsening thereof; or

      (h) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Purchaser, any of its affiliates, or any group of which any of them is a member shall have acquired beneficial ownership of more than 20% of the outstanding Shares or shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or merger, consolidation or other business combination with or involving the Company or any of its Subsidiaries; or

      (i) prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, this Agreement, the Merger or the Spin-Off, shall have recommended to the Company's stockholders another offer, shall have authorized the redemption of the Rights (whether or not in accordance with Section 6.1(k) hereof) after the Company has received an Acquisition Proposal or shall have adopted any resolution to effect any of the foregoing which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or omission by Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment; or

      (j) the Merger Agreement shall have been terminated in accordance with its terms; or

      (k) the Record Date shall not have occurred; or

      (l) the conditions to the Spin-Off shall not have been satisfied or waived; OR

    (iii) Parent and Purchaser shall not have secured financing on terms reasonably acceptable to Parent to finance the purchase of all of the Shares at the Merger Price and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, that the condition set forth in this clause (iii) shall be a condition to Purchaser's obligations with respect to the Offer only if (A) the Offer has not been consummated on or before April 30, 1996, (B) Parent has not taken any significant action outside of the ordinary course of business, which prevents Parent from obtaining sufficient financing to purchase all of the Shares at the Merger Price and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (C) Parent and Purchaser are in substantial compliance with their respective material obligations under Sections 6.4, 6.5 and 6.6 of the Merger Agreement.

  The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to such conditions, or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion; provided, that the condition set forth in clause (ii)(j) above may be waived or modified only by the mutual consent of Purchaser and the Company.

                                                                       EXHIBIT C

  Form of Employment Protection Agreement of the Company--Filed as Exhibit (C)
(6) to the Tender Offer Statement on Schedule 14D-1 dated January 12, 1996.

                                                                      EXHIBIT D

  Employment Protection Plan of the Company--Filed as Exhibit (C)(7) to the Tender Offer Statement on Schedule 14D-1 dated January 12, 1996.

                                                                       EXHIBIT E

  Supplemental Severance Program of the Company--Filed as Exhibit (C)(8) to the Tender Offer Statement on Schedule 14D-1 dated on January 12, 1996.